Exhibit 3.1

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ESVF ESPORTS GROUP INC.

(ADOPTED BY SPECIAL RESOLUTION ON 10 JANUARY 2023)

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

ESVF ESPORTS GROUP INC.

(ADOPTED BY SPECIAL RESOLUTION ON 10 JANUARY 2023)

1.	The name of the Company is ESVF Esports Group Inc.

2.	The registered office of the Company shall be at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to exercise all the functions of a natural person of full capacity.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member's Shares.

5.	The share capital of the Company is US$50,000 divided into 500,000,000 shares consist of: (i) 427,801,330 Ordinary Shares of a par value of US$0.0001 each, (ii) 23,366,775 Class A Preferred Shares of a par value of US$0.0001 each; (iii) 8,126,477 Class B Preferred Shares of a par value of US$0.0001 each; and (iv) 40,705,418 Class B-1 Preferred Shares of a par value of US$0.0001 each, with power for the Company, subject to the provisions of the Companies Act and the Articles of Association of the Company, (i) to redeem or purchase any of its shares and to increase or reduce the said capital and (ii) to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained provided always that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

6.	The Company has the power to register by way of continuation outside of the Cayman Islands in accordance with the Companies Act and to de-register as an exempted company in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association have the same meaning as those given in the Articles of Association of the Company.

2

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ESVF ESPORTS GROUP INC.

(ADOPTED BY SPECIAL RESOLUTION ON 10 JANUARY 2023)

1.	PRELIMINARY	4
2.	COMMENCEMENT OF BUSINESS	27
3.	REGISTERED OFFICE AND OTHER OFFICES	27
4.	SERVICE PROVIDERS	27
5.	ISSUE OF SHARES	27
6.	Anti-Dilution Adjustment	31
7.	CONVERSION RIGHTS OF PREFERRED SHARES	33
8.	REGISTER OF MEMBERS	41
9.	CLOSURE OF THE REGISTER OF MEMBERS AND FIXING A RECORD DATE	41
10.	SHARE CERTIFICATES	41
11.	TRANSFER OF SHARES	42
12.	REDEMPTION RIGHT BY PREFERRED SHAREHOLDERS	46
13.	LIQUIDATION PREFERENCE	51
14.	TRANSMISSION OF SHARES	52
15.	Forfeiture of Shares	54
16.	SURRENDER AND PURCHASE OF SHARES	55
17.	FINANCIAL ASSISTANCE	55
18.	CLASS RIGHTS AND CLASS MEETINGS	55
19.	NO RECOGNITION OF TRUSTS OR THIRD PARTY INTERESTS	56
20.	LIEN ON SHARES	56
21.	Calls on Shares	57
22.	ALTERATION OF share CAPITAL	58
23.	SPECIAL RESOLUTIONS	58
24.	CONVENING GENERAL MEETINGS	59
25.	NOTICE OF GENERAL MEETINGS	59
26.	PROCEEDINGS AT GENERAL MEETINGS	60
27.	VOTES OF MEMBERS	61
28.	REPRESENTATION OF MEMBERS AT GENERAL MEETINGS	62
29.	APPOINTMENT, REMOVAL AND RETIREMENT OF DIRECTORS	63
30.	POWERS OF DIRECTORS	65
31.	PROCEEDINGS OF DIRECTORS	66
32.	DELEGATION OF DIRECTORS' POWERS	69
33.	REMUNERATION OF DIRECTORS	71
34.	SEAL	71
35.	DIVIDENDS, DISTRIBUTIONS AND RESERVES	72
36.	CAPITALISATION OF RESERVES AND PROFITS	72
37.	BOOKS OF ACCOUNT	73
38.	INFORMATION RIGHTS	74
39.	AUDITOR	75

40.	NOTICES	75
41.	WINDING UP	76
42.	INDEMNITY AND INSURANCE	77
43.	REQUIRED DISCLOSURE	78
44.	FINANCIAL YEAR	78
45.	TRANSFER BY WAY OF CONTINUATION	78
46.	TAX TRANSPARENCY REPORTING	78
47.	Warrants	78

1.	PRELIMINARY

1.1	Table A not to apply

The regulations contained or incorporated in Table A in the First Schedule to the Companies Act shall not apply to the Company and these Articles shall apply in place thereof.

1.2	Definitions

"Affiliate(s)"	means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with that person; and "Affiliates" shall be construed accordingly, but on the basis that, (i) in respect of the VE Founders and the VE Founder Holdcos, the expressions "Affiliate" and "Affiliates" shall be taken to include any trusts or its Subsidiary Controlled by or for the benefit of such VE Founders and the VE Founder Holdcos, and (ii) in respect of any of the Members, the expressions "Affiliate" and "Affiliates" shall not be taken to include any Group Company. Without prejudice to the foregoing, in the case of a Financial Shareholder which is an investment fund, "Affiliate" shall also include (to the extent applicable):

(a)	any general partner of either such Financial Shareholder or any person which, directly or indirectly, controls, is controlled by or is under the common control of such Financial Shareholder;

(b)	any limited partner of either such Financial Shareholder or any person which, directly or indirectly, controls, is controlled by or is under the common control of such Financial Shareholder, in each case provided that such limited partner holds, directly or indirectly, more than 50 percent (50%) of the limited partnership interests;

(c)	the fund manager managing either such Financial Shareholder or any person which, directly or indirectly, controls, is controlled by or is under the common control of such Financial Shareholder (and general partners and limited partners (which hold, directly or indirectly, more than 50 percent (50%) of the limited partnership interests) thereof) and other funds managed by such fund manager; and

(d)	funds managed by any of such Financial Shareholder's Affiliates and the general partners of such funds; and

(e)	trusts controlled by or for the benefit of any such person referred to in the foregoing paragraphs of (a), (b), (c) or (d);

provided that, however, no portfolio company of any such Financial Shareholder or its Affiliates shall be deemed to be an Affiliate of such Financial Shareholder. Notwithstanding the foregoing, the term "Affiliate" with respect to any Member shall not include any Competitor or such Competitor's Affiliates.

"Allocation Notice"	has the meaning set out in Article 5.8(a).

"Anti-Dilution Claim"	has the meaning set out in Article 6.1.

"Anti-Dilution Right Holders"	has the meaning set out in Article 6.1.

"Applicable Law"	means any applicable law (whether civil, criminal and administrative), common law, statute, subordinate legislation, regulation, listing rules, decision, by-law, ministerial resolution, order, notice, decree, injunction, judgment or resolution of a Government Authority, and "Applicable Laws" shall be construed accordingly.

"Articles"	means these articles of association of the Company, as amended from time to time.

"Auditor"	means the person (if any) for the time being performing the duties of auditor of the Company.

"Authorization"	means:

(a)	any consent, authorization, registration, filing, lodgement, agreement, notarization, certificate, permission, licence, approval, authority or exemption from, by or with a Government Authority; or

(b)	in relation to anything which shall be fully or partly prohibited or restricted by Applicable Laws if a Government Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Board"	means the Company's board of directors as constituted from time to time.

"Business"	means the business of the Group which shall include (a) management of professional esports teams; (b) participation and organization of professional esports events, tournaments and competitions; (c) developing gaming products and services; (d) investment holding of entities in the esports industry; (e) operation of esports club; (f) anchor brokerage business; (g) live broadcasting business; and (h) brand authorization.

"Business Day"	means a day, other than a Saturday, Sunday or public holiday, on which banks are normally open for businesses in Hong Kong, the Cayman Islands, the PRC and Sweden.

"Business Plan"	means at the Effective Date the Group's Initial Business Plan in the approved terms and at any subsequent date the most recent business plan of the Group approved by the Board or otherwise approved in accordance with the Shareholders Agreement.

"Chairperson"	has the meaning set out in Article 31.5.

"Change of Control"	means:

(a) any consolidation, amalgamation or merger of the Company with or into any other person or any other corporate reorganization, in which the Members of the Company immediately prior to such consolidation, amalgamation, merger or reorganization, own less than 50% of the voting power of the Company or the surviving entity immediately after such consolidation, merger, amalgamation or reorganization;

(b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred, but excluding any transaction effected solely for tax purposes or to change the Company's domicile;

(c) a sale, lease or other disposition of all or substantially all of the assets of the Group; or

(d) an exclusive license of all or substantially all of the intellectual property of the Group,

in each case other than (i) a consolidation with a wholly-owned Subsidiary of the Company; and (ii) a merger effected exclusively to change the domicile of the Company.

"Class A Preferred Liquidation Amount"	has the meaning set forth in Article 13.1(c)(ii).

"Class A Preferred Shareholders"	means, collectively, all holders of Class A Preferred Shares (each, a "Class A Preferred Shareholder").

"Class A Preferred Shares"	means class A preferred shares of a par value of US$0.0001 each having the rights, preference and privileges attaching to it as set out in these Articles and the Shareholders Agreement.

"Class A Redemption Date"	has the meaning set forth in Article 12.6

"Class B Preferred Liquidation Amount"	has the meaning set forth in Article 13.1(a).

"Class B Preferred Shareholders"	means, collectively, all holders of Class B Preferred Shares (for the avoidance of doubt, including the Warrant Holders) (each, a "Class B Preferred Shareholder").

"Class B Preferred Shares"	means class B preferred shares of a par value of US$0.0001 each having the rights, preference and privileges attaching to it as set out in these Articles and the Shareholders Agreement (for the avoidance of doubt, including the Class B Preferred Shares issuable upon and assuming the full exercise of the Warrants).

"Class B Redemption Date"	has the meaning set forth in Article 12.5

"Class B-1 Preferred Shareholders"	means, collectively, all holders of Class B-1 Preferred Shares (each, a "Class B-1 Preferred Shareholder").

"Class B-1 Preferred Shares"	means class B1 preferred shares of a par value of US$0.0001 each having the rights, preference and privileges attaching to it as set out in these Articles and the Shareholders Agreement.

"Clear Days"	in relation to the period of a notice means that period excluding the day when the notice is served or deemed to be served and the day for which it is given or on which it is to take effect.

"Companies Act"	means the Companies Act (as revised) of the Cayman Islands, as amended or revised from time to time.

"Company"	means the above-named company.

"Company Competitors"	means any such person which carries out any business activities that are in direct competition with the Business in any country or jurisdiction where any Group Company carries on the Business.

"Competitors"	means any of the Wuhan Douyu Competitors, the NIP Competitors or Company Competitors.

"Control"	means:

(a) in the case of a body corporate, the ownership of or the ability to direct:

(i) a majority of the issued shares entitled to vote for election of directors (or analogous persons); or

(ii) the appointment or removal of directors having a majority of the voting rights exercisable at meetings of the board of directors on all or substantially all matters;

(b) in the case of any other person, the ownership of or the ability to direct a majority of the voting rights in that person; or

(c) in the case of a body corporate or any other person, the direct or indirect possession of the power to direct or cause the direction of its financial and operational management and policies (including through the ownership and/or Control (directly or indirectly) of voting shares, by a management or advisory agreement, by contract, by agency or otherwise), and "Controlled" shall be construed accordingly.

"Conversion Shares"	means any Ordinary Shares issuable or issued upon conversion of the Preferred Shares in accordance with these Articles and the Shareholders Agreement.

"Deed of Adherence"	means a deed in the form attached to the Shareholders Agreement pursuant to which a transferee or allottee of Shares agrees to be bound by all the terms of the Shareholders Agreement as if it has been a signatory.

"Directors"	means the directors of the Company and shall include any alternate Director of the Company.

"Drag-Along Sale"	has the meaning set out in Article 11.5(a).

"Drag Completion Date"	has the meaning set out in Article 11.5(d).

"Drag Notice"	has the meaning set out in Article 11.5(d).

"Dragged Shareholders"	has the meaning set out in Article 11.5(a).

"Dragged Shares"	has the meaning set out in Article 11.5(d).

"Dividend"	shall mean an interim dividend unless such dividend is expressly stated to be a final dividend by the Directors at any time before the date of payment of such dividend.

"Dollar" or "US$"	means the lawful currency of the United States of America.

"Earn-Out Shares"	has the meaning given to that term in the Shareholders Agreement.

"Effective Date"	means date on which the Shareholders Agreement becomes effective in accordance with the terms and conditions set out therein.

"Encumbrance"	means any claim, mortgage, charge, pledge, debenture, lien, restriction, assignment, power of sale, hypothecation, security interest, title retention, trust arrangement, subordination arrangement, contractual right of set-off or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), in any form and in any jurisdiction, or any agreement, arrangement or obligation (formal or informal) to create any of the same and "Encumber" shall be construed accordingly.

"Equity Ratio"	means, in relation to a Member, a fraction, the numerator of which is the total number of Shares held by that Member at the time in question and the denominator of which is the total number of Shares in issue at that time (in each case, fully paid up but excluding any premium paid on subscription, assuming the full exercise of the Warrants and calculated on a fully diluted and as-converted basis), or the equivalent percentage of such fraction.

"ESOP"	has the meaning given to that term in the Shareholders Agreement .

"Fair Market Value"	means the fair market value of the relevant Securities being sold, on a going concern basis between a willing seller and a willing buyer as determined by an Independent Valuer.

"Financial Shareholders"	means, collectively, the VE Financial Shareholders and the NIP Financial Shareholders (each, a "Financial Shareholder").

"Financial Year"	means the financial year of the Company. Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and, following the year of incorporation, shall begin on 1 January in each year.

"Founder Holdcos"	shall mean, collectively, the VE Founder Holdcos and the NIP Founder Holdcos (each, a "Founder Holdco").

"Founder Parties"	shall mean, collectively, the Founders and the Founder Holdcos (each, a "Founder Party").

"Founders"	shall mean, collectively, the VE Founders and the NIP Founders (each, a "Founder").

"Government Authority"	means (a) any federal, state or local government, (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or custodial authority or power, (c) any stock exchange, and (d) any court or governmental tribunal.

"Group"	means the Company and its Subsidiaries from time to time and the expression "Group Company" or "Group Companies" shall be construed accordingly.

"Hicham Chahine"	means the person referred to in Part B-1 of Schedule 1 of the Shareholders Agreement.

"Hong Kong"	means the Hong Kong Special Administrative Region of the People's Republic of China.

"IFRS"	means International Financial Reporting Standards.

"Independent Valuer"	means an independent certified public accounting firm of internationally recognized standing (acting as expert and not as an arbitrator) appointed by such Member(s) holding not less than two-thirds (2/3) of the total issued Shares.

"INED"	has the meaning set out in Article 29.1.

"Information Rights Holder"	has the meaning set out in Article 38.1.

"Initial Business Plan"	means the business plan for the Group in the form agreed by all the Shareholders to be adopted by the Company on the Effective Date.

"Initial Subscription Date"	means the date on which each VE Financial Shareholder invests into the VIE Company as set out in the Shareholders Agreement.

"Initial Subscription Price"	means the initial subscription price of the Shares paid by each Member as of the Effective Date as set out in the Shareholders Agreement.

"Insolvency Event"	means, in respect of any person (a) the person is unable to, or states that it is unable to, pay its debts as they fall due or stops or threatens to stop paying its debts as they fall due; (b) any indebtedness of the person is subject to a moratorium; (c) a liquidator, provisional liquidator, receiver or administrator has been appointed to any property of the person or an event occurs which gives any other person a right to seek such an appointment; (d) an order has been made, a resolution has been passed or proposed in a notice of meeting or in an announcement to any recognised securities exchange, or an application to court has been made for the winding-up or dissolution of the person or for the entry into of any arrangement, compromise or composition with, or assignment for the benefit of, creditors of the person or any class of them; (e) a trustee has been appointed to take control of the property of the person in connection with a proposal to enter into a personal insolvency agreement; (f) an order has been made or an application to court has been made for bankruptcy of the person or an event occurs which gives any other person a right to seek such an order or make such an application; (g) a security interest becomes enforceable or is enforced over, or a writ of execution, garnishee order, blocking or freezing (in whole or in part) injunction or similar order has been issued over or is affecting, all or a substantial part of the assets of the person; or (h) the person has otherwise become, or is otherwise taken to be, insolvent in any jurisdiction or an event occurs in any jurisdiction in relation to the person which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (a) to (g) above.

"IPO"	means (a) a bona fide initial public offering or direct listing of the Company's Shares or any shares or securities issued by any direct or indirect parent of the Company; or (b) the merger or acquisition of the business of the Group with or by a publicly listed special purpose acquisition company (SPAC) such that the business of the Group is owned by a company with listed securities, or reverse takeover or backdoor listing.

"IPO Effective Time"	means the time at which the Board (or the board of directors of any direct or indirect parent of the Company which is the subject of the IPO) resolves to issue or transfer Securities pursuant to a Qualified IPO, or such other time and date determined by the board of such entity.

"Issue Notice"	has the meaning set out in Article 5.7(b).

"Liquidation Event"	has the meaning set out in Article 13.1.

"Liquidation Funds"	has the meaning set out in Article 13.1(c)(ii).

"Losses"	includes, in respect of or relating to any matter, event or circumstance, all demands, claims (including compensation claims), actions, proceedings, awards, judgments, settlements, damages, payments, interest, fines, penalties, losses, costs (including legal costs, professional advisers', experts' and consultants' fees and costs of investigation, defence, appeal, enforcement and remediation), expenses (including Tax), disbursements or other liabilities in any case of any nature whatsoever, but shall exclude any indirect, contingent, prospective, special, incidental or consequential loss such as but not limited to loss of profit, goodwill, reputation or loss of opportunity.

"Lower Unit Price"	has the meaning set out in Article 6.2.

"Mario Ho"	means the person referred to under Part A-1 of Schedule 1 of the Shareholders Agreement.

"Material Breach"	has the meaning given to that term in the Shareholders Agreement.

"MCN Shareholders"	means Danny Yu Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (Registered ID: 2070114), with its registered office at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands, and Oscar Gu Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (Registered ID: 2070112), with its registered office at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

"Necessary Actions"	means, with respect to a specified result, all actions (to the extent such actions are permitted by Applicable Laws) reasonably necessary or desirable to cause such result, including: (a) voting or providing a written consent or proxy with respect to shares; (b) causing the adoption of shareholders' resolutions and amendments to organisational documents; (c) executing agreements and instruments, and (d) using commercially reasonable efforts to obtain all consents, or similar actions that are required to achieve such result.

"New Securities"	has the meaning set out in Article 5.7(a).

"NIP Competitors"	means any such persons the principal business of which involves components or activities which compete with the business of any of the NIP Group Companies in any country or jurisdiction where any NIP Group Company carries on its business.

"NIP De-Merger"	means either the NIP Share Distribution or the NIP Share Transfer.

"NIP Directors"	has the meaning set out in Article 29.3(b).

"NIP Dividend Distribution"	has the meaning set out in Article 12.12.

"NIP Financial Shareholders"	has the meaning given to that term in the Shareholders Agreement.

"NIP Founders"	Hicham Chahine, a Norwegian national with his passport number of 32136608 and Jonas Gundersen, a Danish national with his passport number of 207300517.

"NIP Founder Holdcos"	means Diglife AS, a company incorporated in Norway with limited liability (registered number 995 287 536) whose registered office is at Tors gate 2B, 0260 Oslo, Norway, and Datakrigaren Ventures ApS, a company incorporated in Denmark with limited liability (registered number 41765496) whose registered office is at Skovhuskrogen 8, 3500 Værløse, Denmark.

"NIP Founder Parties"	means, collectively, the NIP Founders and the NIP Founder Holdcos.

"NIP Group Companies"	means Ninjas in Pyjamas Gaming AB, a Swedish limited liability company having the registered number 556959-9532.

"NIP Redemption Date"	has the meaning set out in Article 12.9.

"NIP Redemption Dividend"	means such portion of the Company's distributable profits which is equivalent to the total amount of declared but unpaid dividend (whether interim or final) that the NIP Redemption Shareholders would have been entitled to receive based on its Equity Ratio in the event of a distribution pursuant to Article 35 as at the date of occurrence of a NIP Redemption Trigger Event.

"NIP Redemption Price"	has the meaning set out in Article 12.8.

"NIP Redemption Trigger Events"	means the events or circumstances as set out in Part B of Schedule 2 to these Articles.

"NIP Share Distribution"	has the meaning set out in Article 12.8.

"NIP Share Transfer"	has the meaning set out in Article 12.10.

"NIP Shareholders"	means collectively, the NIP Financial Shareholders and together with the NIP Founder Holdcos (each, an "NIP Shareholder").

"NIP Shares"	means Shares held by all NIP Shareholders in aggregate at any given time (each, an "NIP Share").

"NIP Special Redemption Trigger Events"	means the events or circumstances as set out in Part C of Schedule 2 to these Articles.

"Ordinary Board Matters"	means such matters set out in Part A-2 of Schedule 1.

"Ordinary Resolution"	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

"Ordinary Shareholder"	shall mean a holder of any number of Ordinary Shares.

"Ordinary Shares"	means ordinary shares of a par value of US$0.0001 each having the rights, preference and privileges attaching to it as set out in these Articles and the Shareholders Agreement.

"Oversubscription Shareholder"	has the meaning set out in Article 5.7(d).

"Permitted Transferee"	has the meaning given to that term in the Shareholders Agreement.

"PRC"	means the People's Republic of China but excluding, for the purposes of these Articles, Hong Kong, Macau and Taiwan.

"PRC GAAP"	means generally accepted accounting principles in the PRC, applied on a consistent basis.

"Preferred Liquidation Amount"	has the meaning set out in Article 13.1(c)(ii)

"Preferred Shareholders"	means, collectively, all holders of Preferred Shares (for the avoidance of doubt, including the Warrant Holders, each, a "Preferred Shareholder").

"Preferred Shares"	means, collectively, the Class A Preferred Shares, the Class B Preferred Shares and the Class B-1 Preferred Shares.

"Pro-Rata Share"	has the meaning set out in Article 5.7(b).

"Proposed Transfer"	means a Transfer of any Securities by a VE Founder Holdco (including its successors and Permitted Transferees) to a Qualified Third Party which does not amount to a Drag-Along Sale.

"Qualified Exchange"	means (i) the New York Stock Exchange, the NASDAQ Stock Market's Global Market System or the Hong Kong Stock Exchange or (ii) any other exchange of recognized international reputation and standing duly approved by the Members as Reserved Matter in accordance with the Requisite Approval.

"Qualified IPO"	means an IPO on a Qualified Exchange on or before 31 January 2025. For the avoidance of doubt, only with respect to the NIP Redemption Trigger Events, Qualified IPO shall mean an IPO on a Qualified Exchange based on a pre-money valuation of the Company exceeding US$100,000,000.

"Qualified Third Party"	mean a bona fide independent third party, who is not: (i) a Sanctioned Person and has not violated nor is in violation of any Anti-Money Laundering Laws; (ii) a Permitted Transferee; or (iii) a Competitor (unless otherwise approved pursuant to Article 11.4) and "Qualified Third Parties" shall be construed accordingly.

"Redemption Notice"	has the meaning set out in Article 12.3.

"Redemption Obligations"	has the meaning set out in Article 12.2.

"Redemption Request"	has the meaning set out in Article 12.2.

"Redemption Shareholders"	has the meaning set out in Article 12.1.

"Redemption Shares"	has the meaning set out in Article 12.1.

"Redemption Trigger Events"	means any of the VE Redemption Trigger Events, the NIP Redemption Trigger Events and the NIP Special Redemption Trigger Events (each, a "Redemption Trigger Event").

"Remaining New Securities"	has the meaning set out in Article 5.7(d).

"Register of Members"	means the register of members of the Company maintained in accordance with the Companies Act and includes (except where otherwise stated) any duplicate or branch register.

"Registered Office"	means the registered office for the time being of the Company in the Cayman Islands.

"Requisite Approvals"	means such approval(s) by the Board and/or the Shareholders as required with respect to a Reserved Matter pursuant to these Articles and the Shareholders Agreement.

"Reserved Board Matters"	means such matters set out in Part A-1 of Schedule 1 to these Articles.

"Reserved Matters"	means the Ordinary Board Matters, the Reserved Board Matters, the Shareholders Ordinary Matters and the Shareholders Reserved Matters, collectively (each, a "Reserved Matter").

"Restructuring Plan"	has the meaning given to that term in the Subscription Agreement.

"Sale Agreement"	has the meaning set out in Article 11.5(b).

"Sanctioned Person"	means a person (a) that is currently subject to or the target of Sanctions; (b) that is appearing on the Specially Designated Nationals and Blocked Persons List of the US Government's Office of Foreign Assets Control; (c) with whom a transaction is prohibited by Executive Order 13224, the USA Patriot Act, the Trading with the Enemy Act, or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; (d) that to the actual knowledge of a party, is controlled by any person and/or corporation described in the foregoing item (b) or (c) with ownership of 20% or more of outstanding voting securities being presumptively a control position; or (e) that has its principal place of business, or the majority of its business operations (measured by revenues), located in a country described in the foregoing item (c).

"Sanctions"	means any sanctions administered or enforced by any Government Authority or inter-governmental body, including but not limited to the United Nations Security Council, Hong Kong Monetary Authority, the People's Republic of China's Ministry of Commerce or Ministry of Foreign Affairs, the European Union, Her Majesty's Treasury, the Government of Switzerland or the US Government's Office of Foreign Assets Control.

"Seal"	means the common seal of the Company and includes every duplicate seal.

"Securities"	means any Shares, or any other securities issued by the Company, which are exercisable, convertible into, or carrying the right to subscribe for, shares in the capital of the Company.

"Series B Financing"	has the meaning given to that term in the Subscription Agreement.

"Series B SPA"	has the meaning given to that term in the Subscription Agreement.

"Shares"	means the shares in the capital of the Company together with all rights attaching thereto, including for the avoidance of doubt, the Ordinary Shares and the Preferred Shares.

"Shareholders" or "Members"	means each of the VE Founder Holdcos, the VE Financial Shareholders, SIG, MCN Shareholders and NIP Shareholders, as well as any registered holder of Shares from time to time having the benefit of this Agreement (for the avoidance of doubt, including the Warrant Holders as if they have fully exercised the Warrants), and the expression "Shareholder" or "Member" shall mean any one of them as the context requires.

"Shareholders Agreement"	means the shareholders agreement dated 10 January 2023 entered into by and among the Company, VE Founders, VE Founder Holdcos, VE Financial Shareholders, VE ESOP Platform, SIG, MCN Shareholders, NIP Founders, NIP Founder Holdcos and NIP Financial Shareholders in respect of the Company, as amended or supplemented from time to time.

"Shareholders Ordinary Matters"	means such matters set out in Part B-2 of Schedule 1 to these Articles.

"Shareholders Reserved Matters"	means such matters set out in Part B-1 of Schedule 1 to these Articles.

"SIG"	means SIG China Investments Master Fund IV, LLLP (海纳亚州中国创 投母基金四期(有限责任有限合伙)), a company incorporated and existing under the laws of the State of Delaware, U.S., with its registered office at One Commerce Center, 1201 N. Orange Street, Suite 715 in the City of Wilmington, 19801.

"Special Resolution"	has the same meaning as in the Companies Act, and includes a unanimous written resolution.

"Subscription Agreement"	means the amended and restated subscription agreement for the subscription of shares in the Company in exchange for shares in Ninjas in Pyjamas Gaming AB dated 10 January 2023, entered into by, inter alia, the Company, the NIP Shareholders and the VE Founder Holdcos.

"Subscription Period"	has the meaning set out in Article 5.7(c).

"Subscription Unit Price"	has the meaning set out in Article 6.1.

"Subsequent Closings"	means the completion of any Subsequent Series B Financing by no later than 31 October 2022.

"Subsequent Series B Financing"	has the meaning given to that term in the Subscription Agreement.

"Subsidiary"	means, with respect to any person, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such person, either directly or indirectly, (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner, or (iii) any variable interest entity controlled by such person or its Subsidiary.

"Tag Notice"	has the meaning set out in Article 11.5(b).

"Tag Securities"	has the meaning set out in Article 11.5(b).

"Tag-Along Right"	has the meaning set out in 11.5(b).

"Transfer"	means where any Shareholder does, or agree to do, any of the following:

(a)	directly or indirectly, sell, transfer or otherwise dispose of, any of its Shares or any interest in any of its Shares or any share capital attributable to its Shares;

(b)	Encumber any of its Shares or any interest in any of its Shares or any share capital attributable to its Shares;

(c)	enter into any agreement or arrangement in respect of the voting rights or other rights attached to any of its Shares or any share capital attributable to its Shares; or

(d)	enter into any formal or informal agreement or arrangement to do any of the foregoing,

but shall not include any transfer of interests or shares of the limited partners of the VE Financial Shareholders that will not affect any necessary Authorizations for the operation of the Group Companies.

"US GAAP"	means the generally accepted accounting principles in the United States, applied on a consistent basis.

"VE Directors"	has the meaning set out in Article 29.3.

"VE ESOP Platform"	Blooming Time International Limited (時 盛 國 際 有 限 公 司), a company incorporated and existing under the laws of the British Virgin Islands, registration number 2061990, with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

"VE Financial Shareholders"	means (a) Shanghai Yuyun Management Partnership (Limited Partnership) (上海誉赟企业管理合伙企业(有限合伙)), a partnership incorporated and existing under the laws of People’s Republic of China, with its registered office at Room 368, Part 302, No. 211 North Fute Road, China (Shanghai) Pilot Free Trade Zone, (b) Douyu Investment Limited, a company incorporated and existing under the laws of the British Virgin Islands (registered ID 2042529) with its registered office at AMS Trustees Limited, Sea Meadow House, Blackburne Highway, (P. O. Box 116), Road Town, Tortola, British Virgin Islands, (c) Shenzhen Guojin Angel III Venture Capital Enterprise (Limited Partnership) (深圳国金天使三期创业投资企业 ( 有限合伙)), a company incorporated and existing under the laws of the PRC (uniformed social credit code: 91440300MA5DN6K23Y), with its registered office at Room 201, Building A, No.1 Qianwan Road 1, Qianhai Hong Kong-Shenzhen Cooperation Zone, Shenzhen, China (in Shenzhen Qianhai Business Secretary Co., Ltd.), (d) Glorious Year Holdings Limited (荣年控股有限公司), a company incorporated and existing under the laws of British Virgin Islands (registered ID 2061989) with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands, (e) True Thrive Limited, a company incorporated and existing under the laws of the Cayman Islands (registered ID OI-304760) with its registered office at offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands, (f) Shanghai Chuyuan Enterprise Management Partnership (Limited Partnership) (上海矗源企业管理 合伙企业(有限合伙)), a partnership incorporated and existing under the laws of the PRC (uniformed social credit code: 91310115MA1HB4WX9Q) with its registered office at 5th Floor, Building 7, No. 3601 Dongfang Road, Pudong New Area, Shanghai, (g) Jiaxing ZhenFund Tianyu Equity Investment Partnership (Limited Partnership) (嘉 兴 真 格 天 域 股 权 投 资 合 伙 企 业(有 限 合 伙)), a partnership incorporated and existing under the laws of the PRC (uniformed social credit code: 91330402MA29FTUF3E) with its registered office at Room 103, Building 3, Fund Town, No.1856 Nanjiang Road, Nanhu District, Jiaxing City, Zhejiang Province, China, (h) Jiangxi Everbright Industry Co., Ltd. (江西日月明实业有限公司), a company incorporated and existing under the laws of the PRC (uniformed social credit code: 91360000158285501E) with its registered office at Digital Building, No. 966, Gaoxin 5 Road, Nanchang Hi-Tech Industrial Development Zone, Nanchang City, Jiangxi Province, China (i) TOP LEAD VENTURES LIMITED (先領創投有 限公司), a company incorporated and existing under the laws of the British Virgin Islands (Registered ID: 2061993), with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands, (j) SHENZHEN MEDIA GROUP (INTERNATIONAL) LIMITED (深圳廣播電影電視集團(國際)有限公司), a company incorporated and existing under the laws of Hong Kong (Registered ID: 0576614), with its registered office at Unit A&B, 22/F, Aubin House, 171 – 172 Gloucester Road, Wanchai, Hong Kong, (k) Digital WD., Ltd, a company incorporated and existing under the laws of British Virgin Islands (Registered ID: 2063834), with its registered office at Start Chambers,Wickham’s Cay II, P.O.Box 2221, Road Town, Tortola, British virgin Islands, (l) Maison Investment Holding Limited (美盛股權投資有限公司), a company incorporated and existing under the laws of Hong Kong (Registered ID: 3171874), with its registered office at 16/F, C-Bons International Center, 108 Wai Yip Street, Kwun Tong, Kowloon, Hong Kong, (m) AER Capital SPC, a company incorporated and existing under the laws of the Cayman Islands (registered ID HS-372927), with its registered office at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman KY1-1002, Cayman Islands.

"VE Founders"	means (a) Mario Yau Kwan Ho, a PRC national with his passport number of K06847445, (b) Sun Liwei, a PRC national with his identification card number of 420102198602170035, (c) Zhou Rui, a PRC national with her identification card number of 640202198709200544 and (d) Zhang Lei, a PRC national with his identification card number of 422301198509010033.

"VE Founder Holdcos"	means (a) Mario Ho Holdings Limited, a company incorporated in the British Virgin Islands with limited liability whose registered office is at Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands, (b) xiaOt Sun Holdings Limited, a company incorporated in the British Virgin Islands with limited liability whose registered office is at Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands, (c) Ayisia Zhou Holdings Limited, a company incorporated in the British Virgin Islands with limited liability whose registered office is at Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands and (d) RayZ Holdings Limited, a company incorporated in the British Virgin Islands with limited liability whose registered office is at Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

"VE Founder Parties"	means, collectively, the VE Founders and the VE Founder Holdcos.

"VE Group Companies"	means each of (a) ESVF (Hong Kong) Esports Limited, (b) Wuhan Muyecun Network Technology Co., Ltd. (武汉木叶村网络科技有限公司), and (c) the VIE Subsidiaries, each as further detailed in the Shareholders Agreement.

"VE Redemption Date"	has the meaning set out in Article 12.5.

"VE Redemption Funds"	has the meaning set out in Article 12.5.

"VE Redemption Price"	has the meaning set out in Article 12.4.

"VE Redemption Trigger Events"	means the events or circumstances as set out in Part A of Schedule 2 to these Articles.

"VE Redemption Shareholders"	has the meaning set out in Article 12.1.

"VE Redemption Shares"	has the meaning set out in Article 12.1.

"VE Revenue"	has the meaning given to that term in the Shareholders Agreement.

"VE Share"	means Shares held by all VE Shareholders in aggregate at any given time (each, a “VE Share”).

"VE Shareholders"	means the VE ESOP Platform together with the VE Founder Holdcos, the VE Financial Shareholders, MCN Shareholders and SIG.

"VIE Company"	means Wuhan Xingjingweiwu Culture & Sports Development Co., Ltd. (in Chinese: 武汉星竞威武文体发展有限公司).

"VIE Subsidiaries"	means each of (a) the VIE Company, (b) Shenzhen Weiwu Esports Internet Technology Co., Ltd. (in Chinese: 深圳威武电竞网络科技有限公司), (c) Wuhan Xingjing Interactive Entertainment Co., Ltd. (in Chinese: 武汉星竞互动娱乐有限公司), (d) Shanghai Xingzhi Culture Media Co., Ltd. (in Chinese: 上 海 星 炙 文 化 传 媒 有 限 公 司), (e) Wuhan Xinghui Culture Media Co., Ltd. (in Chinese: 武汉星晖文化传媒有限公司), (f) Hongli Culture Communications (Wuhan) Co., Ltd. (in Chinese: 红 鲤 文 化 传 播 （ 武 汉 ） 有 限 公 司), (g) Shenzhen Daweixianglong Sports Co., Ltd. (深圳市大威翔龙体育有限公司), , (h) Taicang Xingjing Culture Media Co., Ltd. (太仓星竞威武文化传媒有限公司), (i) Zhoushan Jingxi Internet Technology Co., Ltd. (舟山竞玺网络科技有限公司), (j) Zhoushan Xingjing Internet Technology Co., Ltd. (舟山星竞网络科技有限公司), (k) Chengdu Xingjing Weiwu Culture Media Co., Ltd. (成都星竞威武文化传媒有限公司) and (l) Wuhan Yingciyuan Information Technology Co., Ltd. (武汉映次元信息科技有限公司).

"Warrants"	means, collectively, the warrants exercisable for Class B Preferred Shares that have been sold by the Company in the Series B Financing (including the Subsequent Class B Financing) in accordance with the Series B SPA (each, a "Warrant").

"Warrant Holders"	means singly or collectively, the holders of the Warrants (each, a "Warrant Holder").

"Wuhan Douyu"	means Douyu Investment Limited, a company incorporated and existing under the laws of the British Virgin Islands (registered ID 2042529) with its registered office at AMS Trustees Limited, Sea Meadow House, Blackburne Highway, (P. O. Box 116), Road Town, Tortola, British Virgin Islands.

"Wuhan Douyu Competitors"	means such persons the principal business of which involves components or activities which compete with the current business of Wuhan Douyu and/or its Affiliates as of the date of these Articles, including (i) Bilibili Inc., (ii) Inke Limited, (iii) 北京快手科技有限公司, (iv) Baidu, Inc., (v) Alibaba Group Holding Limited, (vi) NetEase, and (vii) Huya Inc., as well as their respective Affiliates, but excluding, for the avoidance of doubt, Beijing Bytedance Technology Co., Ltd. and/or its Affiliates. For the avoidance of doubt, Wuhan Douyu’s current business as of the date of the Shareholders Agreement refers to interactive entertainment services such as live broadcast and video, as well as the upstream and downstream businesses related to these businesses that Wuhan Douyu will expand to in the future.

1.3	Interpretation

Unless the contrary intention appears, in these Articles:

(a)	singular words include the plural and vice versa;

(b)	a word of any gender includes the corresponding words of any other gender;

(c)	references to "persons" include natural persons, companies, partnerships, firms, joint ventures, associations or other bodies of persons (whether or not incorporated);

(d)	a reference to a person includes that person’s successors and legal personal representatives;

(e)	"writing" and "written" includes any method of representing or reproducing words in a visible form, including in the form of an Electronic Record;

(f)	a reference to "shall" shall be construed as imperative and a reference to "may" shall be construed as permissive;

(g)	in relation to determinations to be made by the Directors and all powers, authorities and discretions exercisable by the Directors under these Articles, the Directors may make those determinations and exercise those powers, authorities and discretions in their sole and absolute discretion, either generally or in a particular case, subject to any qualifications or limitations expressed in these Articles or imposed by law;

(h)	any reference to the powers of the Directors shall include, when the context admits, the service providers or any other person to whom the Directors may, from time to time, delegate their powers;

(i)	the term "and/or" is used in these Articles to mean both "and" as well as "or". The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. "Or" shall not be interpreted to be exclusive, and "and" shall not be interpreted to require the conjunctive, in each case unless the context requires otherwise;

(j)	any phrase introduced by the terms "including", "includes", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(k)	headings are inserted for reference only and shall not affect construction;

(l)	a reference to a law includes regulations and instruments made under that law;

(m)	a reference to a law or a provision of law includes amendments, re-enactments, consolidations or replacements of that law or the provision;

(n)	"fully paid" means paid up as to the par value in respect of the issue of any Shares and includes credited as fully paid;

(o)	references to "US Dollars" or "USD" are to the lawful currency of United States, references to "RMB" are to the lawful currency of the PRC, references to "EUR" are to the lawful currency of the Euro zone, and references to "SEK" are to the lawful currency of the Kingdom of Sweden as at the date of these Articles;

(p)	where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for that purpose; and

(q)	sections 8 and 19(3) of the Electronic Transactions Act are hereby excluded.

1.4	Shareholders Agreement

(a)	In these Articles, where there is a reference to the Shareholders Agreement:

(i)	for such time as there is no Shareholders Agreement in force, the relevant Article will be read as if it did not contain any reference to the Shareholders Agreement, and if it is not capable of being so read, will be disregarded in its entirety;

(ii)	where there are references to any matter being subject to the Shareholders Agreement or which turn upon whether a thing is done in accordance with the Shareholders Agreement or in contravention of the Shareholders Agreement (in each case, however expressed), if parties entitled to do so effectively waive the relevant provisions of the Shareholders Agreement (in accordance with the Shareholders Agreement) then the applicable Article will apply as if the Shareholders Agreement contained no relevant additional or inconsistent requirements or as if the relevant provisions of the Shareholders Agreement had in fact been complied with in accordance with their terms, as the case may be (provided that, if the waiver is given subject to conditions, those conditions are complied with in accordance with their terms); and

(iii)	where an Article contains provisions to the effect that if the Shareholders Agreement is in force, a matter will be governed by the applicable provisions of the Shareholders Agreement, but the Shareholders Agreement does not in fact contain provisions governing that matter, then the Article will be read as if it did not contain any reference to the Shareholders Agreement, and if it is not capable of being so read, will be disregarded in its entirety.

(b)	Subject to Article 1.4(a), but despite any other Article, for so long as the Shareholders Agreement is in force, the Company may not (and no Member or Director may take any action to procure that the Company will) take any action that would contravene or be inconsistent with the Shareholders Agreement.

2.	COMMENCEMENT OF BUSINESS

2.1	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in connection with the formation and operation of the Company, including the expenses of registration and any expenses relating to the offer of, subscription for, or issuance of Shares.

2.3	Expenses may be amortised over such period as the Directors may determine.

3.	REGISTERED OFFICE AND OTHER OFFICES

3.1	Subject to the provisions of the Companies Act, the Company may by resolution of the Directors change the location of its Registered Office.

3.2	The Directors, in addition to the Registered Office, may in their discretion establish and maintain such other offices, places of business and agencies whether within or outside of the Cayman Islands.

4.	SERVICE PROVIDERS

The Directors may appoint any person to act as a service provider to the Company and may delegate to any such service provider any of the functions, duties, powers and discretions available to them as Directors, upon such terms and conditions (including as to the remuneration payable by the Company) and with such powers of sub-delegation, but subject to such restrictions, as they think fit.

5.	ISSUE OF SHARES

5.1	Power of Directors to issue Shares

Subject to the applicable provisions, if any, in the Companies Act, these Articles (including Article  5.7), the Memorandum, any resolution that may be passed by the Company in general meeting and subject to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise deal with or dispose of Shares with or without preferred, deferred, or other rights or restrictions, whether as regards to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think fit provided that, for so long as the Shareholders Agreement is in force, the Directors may only do any of the foregoing in accordance with any relevant provisions of the Shareholders Agreement (if any), and may not do any of the foregoing if to do so would be in contravention of, or be inconsistent with, the Shareholders Agreement.

5.2	Issue of Shares

Subject to any Requisite Approvals, the Directors may issue Shares in different classes and may establish internal accounts within the Company to permit the assets and liabilities of a class of Shares to be segregated from the assets and liabilities of any other class of Shares as an internal accounting matter.

5.3	Payment of commission or brokerage

Subject to the provisions of the Companies Act, the Company may pay a commission or brokerage in connection with any issue of Shares. The Company may pay the commission or brokerage in cash or by issuing Shares credited as fully paid or by a combination of both.

5.4	No Shares to bearer

The Company shall not issue Shares to bearer.

5.5	Fractional Shares

Fractional Shares may be issued and multiple fractions of the same class may be aggregated.

5.6	Shares issued fully paid

Shares shall only be issued as fully paid.

5.7	Pre-emptive rights of Preferred Shareholders

(a)	Subject to any Requisite Approvals, Article 5.9, and compliance with all Applicable Laws, if the Company proposes to issue new Securities ("New Securities") to any person, then the Company shall first comply with the provisions of these Articles 5.7 to 5.9 (inclusive).

(b)	The Company shall, not less than fifteen (15) Business Days prior to the proposed date of issuing any New Securities, serve a notice ("Issue Notice") on each Preferred Shareholder (but not the Ordinary Shareholders, for the avoidance of doubt) specifying:

(i)	the key terms of the issue of New Securities, including the issue price (or the means by which the price will be calculated);

(ii)	the total number of New Securities to be issued;

(iii)	the number of New Securities for which the Preferred Shareholder is entitled to subscribe based on its then Equity Ratio ("Pro-Rata Share"); and

(iv)	that the allocation of New Securities shall take place in accordance with these Articles and the Shareholders Agreement.

(c)	Within fifteen (15) Business Days after the date of the Issue Notice ("Subscription Period"), a Preferred Shareholder may exercise its right to subscribe (or to nominate its Affiliates to subscribe, provided that such Affiliate is not a Sanctioned Person or a Competitor) for any number of New Securities up to such Preferred Shareholder's Pro-Rata Share by way of written notice to the Company. If a Preferred Shareholder has not given notice before the expiry of the Subscription Period, then it shall have no further right to subscribe for the New Securities.

(d)	If any Preferred Shareholder fails or declines to exercise its pre-emptive right in full in accordance with Article 5.7(c) above, on the next Business Day following the expiry of the Subscription Period, the Company shall give written notice to each Preferred Shareholder who exercised its pre-emptive rights in full (each, an "Oversubscription Shareholder") in writing of any New Securities not being subscribed by the other Preferred Shareholder(s) pursuant to Article 5.7(c) ("Remaining New Securities").

(e)	Within five (5) Business Days after the receipt of the written notice issued by the Company pursuant to Article 5.7(d), each Oversubscription Shareholder may exercise its right to subscribe for the Remaining New Securities by giving written notice to the Company of the number of Remaining New Securities for which it wishes to subscribe.

5.8	Allocation

(a)	As soon as reasonably practicable after the determination of the allocation of the New Securities pursuant to Articles 5.7(b) to 5.7(e), the Company shall deliver to each Preferred Shareholder a written notice setting out the number of New Securities that each Preferred Shareholder has been allocated for subscription and the relevant subscription amount ("Allocation Notice"), then:

(i)	each Preferred Shareholder shall pay to the Company the subscription monies for the New Securities by the later of:

(A)	the date set out in the Allocation Notice; and

(B)	the date on which all mandatory Authorizations have been obtained by the Company for the issuance of the New Securities (or the applicable waiting periods for those approvals having expired); and

(ii)	subject to the receipt of the subscription monies, the Company shall issue share certificates and procure the register of members to be updated for the New Securities.

(b)	If any Preferred Shareholder (including any Oversubscription Shareholder) declines or fails to complete the exercise of its pre-emptive rights in full within the respective time periods specified in Article 5.7(c) and 5.7(e), the rights of such Preferred Shareholder to subscribe for such New Securities shall be extinguished and the Board shall have the discretion to allot and issue such New Securities (to which such Preferred Shareholder has declined or failed to complete the exercise of its pre-emptive rights under Article 5.7(c) and 5.7(e)) to Qualified Third Parties on such terms and conditions to be decided by the Board provided that such issuance of the New Securities to such Qualified Third Party shall be on the same or higher price and on the same terms and conditions as set out in the Issue Notice. Such Qualified Third Party must also agree in writing to be bound by the terms and conditions of the Shareholders Agreement as a Member by validly executing a Deed of Adherence.

(c)	In the event that the Company has not issued such New Securities within one hundred and twenty days (120) days of the Issue Notice, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Preferred Shareholders pursuant to Articles 5.7 to 5.9 (inclusive).

(d)	For the avoidance of doubt, the pre-emptive rights set out in Articles 5.7 and 5.8 apply in respect of any issuance of New Securities, whether to existing Members or to any other person.

5.9	Exceptions

(a)	Articles 5.7 and 5.8 do not apply to an issuance of:

(i)	Conversion Shares;

(ii)	Securities which are approved by way of unanimous approval by all Members to be issued other than in accordance with Articles 5.7 and 5.8.

(iii)	Securities issued or granted in order for the Company to comply with its obligations under the Articles or the Shareholders Agreement (including as required under Applicable Laws);

(iv)	Securities constituting all or part of the consideration for either a bona-fide acquisition of assets or business by the Group duly approved by way of the Requisite Approvals;

(v)	Securities issued or issuable to officers, directors, employees and consultants of the Company pursuant to the ESOP or other employee ownership plan or similar arrangements approved in accordance with the Shareholders Agreement;

(vi)	Securities issued in connection with any share split, subdivision, consolidation, share dividend, reclassification or other similar event duly approved by the Company in accordance with the Shareholders Agreement and these Articles; and

(vii)	Securities issued or issuable in accordance with Clause 15 of the Shareholders Agreement; and

(viii)	Securities issued or issuable in connection with the exercise of the Warrants by the relevant Warrant Holders and/or the implementation of the Restructuring Plan, subject always to the Requisite Approvals (which consent from the relevant Directors and/or Shareholders shall not be unreasonably withheld or delayed); and

(ix)	Securities issued or issuable in connection with the proposed acquisition of Blonde INC AB (or any of its Affiliates) or Nmbrs Production AB (or any of its Affiliates) by Ninjas in Pyjamas Gaming AB (for the avoidance of doubt, the Equity Ratio of the VE Shareholders shall not be diluted due to the implementation of such acquisition), subject always to the Requisite Approvals (which consent from the relevant Directors and/or Shareholders shall not be unreasonably withheld or delayed).

(b)	The rights of the Preferred Shareholders under Articles 5.7 and 5.8 shall terminate upon the consummation of the Qualified IPO.

6.	ANTI-DILUTION ADJUSTMENT

6.1	Unless otherwise approved in advance by (a) such Class A Preferred Shareholder(s) holding not less than two-thirds (2/3) of the total issued Class A Preferred Shares and (b) such Class B-1 Preferred Shareholders holding not less than two-thirds (2/3) of the total issued Class B-1 Preferred Shares, the Company shall not issue or sell any New Securities (whether to an existing Shareholder or a Qualified Third Party) either (i) without consideration or (ii) for a consideration per Share lower than the Initial Subscription Price with respect to each Preferred Share of any Preferred Shareholder (the "Subscription Unit Price"), and no New Securities shall be issued for a consideration which is less than the nominal value per Share.

6.2	In the event that, in any subsequent equity financing, the Company issues New Securities at a price less than the Subscription Unit Price (the calculation formula as set forth in Article 6.3 below) ("Lower Unit Price"; except in the case of New Securities issued in connection with the implementation of the ESOP or any anti-dilution adjustment), the Preferred Shareholders (the "Anti-Dilution Right Holders") shall have the right to request the Company and the VE Founders to exercise an anti-dilution adjustment as set forth in this Article 6 ("Anti-Dilution Claim"). For the avoidance of doubt, the VE Founder Parties are not Anti-Dilution Rights Holders and shall not have the right to request anti-dilution adjustments provided herein.

6.3	The calculation formula of the Subscription Unit Price.

(a)	The calculation formula of the Subscription Unit Price for each Preferred Share and how it is recognized is as follows:

Subscription Unit Price

=	Initial Subscription Price paid by such Preferred Shareholder
Amount of Preferred Shares held by such Preferred Shareholder

(b)	The calculation formula of the anti-dilution adjustment and how it is recognized is as follows:

Anti − Dilution Adjustment Amount = Shares Due − Preferred Shares Held at That Time

where:

(i)	Shares Due =	Preferred Shares Held at That Time×Subscription Unit Price
Lower Unit Price

(ii)	"Preferred Shares Held at That Time" means the amount of Preferred Shares held by an Anti-Dilution Right Holder prior to the anti-dilution adjustment to such Anti-Dilution Right Holder in accordance with this Article 6.

6.4	Each Anti-Dilution Right Holder shall have the right to request an Anti-Dilution Claim in one of the following methods:

(a)	Method I: The Company issues New Securities at the lowest price permitted by law.

(i)	The Company shall issue New Securities of the same amount as the "Anti-Dilution Adjustment Amount" (calculation formula as set forth in Article 6.3 above) and of the same class of Shares held by the Anti-Dilution Right Holder, which shall be subscribed for by the Anti-Dilution Right Holder at the lowest unit price or par value permitted by law.

(ii)	The investment amount paid by such Anti-Dilution Right Holder to the Company for the subscription of such New Securities shall be borne by the Company, which may include a directed Dividend from the Company to such Anti-Dilution Right Holder or a bonus rights issue, subject to Applicable Law.

(b)	Method II: Transfer by VE Founders.

The VE Founders shall transfer to such Anti-Dilution Right Holder New Securities of the same Class of Shares held by such Anti-Dilution Right Holder in the same amount as the "Anti-Dilution Adjustment Amount" (calculation formula as set forth in Article 6.3 above) at a nominal price of one (1) RMB (or such other price as may be approved by such Anti-Dilution Right Holder) in proportion to their relative shareholding percentage.

6.5	For the avoidance of doubt, notwithstanding anything to the contrary in these Articles, except for the consummation of the Qualified IPO or otherwise agreed to in writing by the NIP Shareholders, in no event shall the Equity Ratio of the NIP Shareholders be diluted to lower than 40% (if there is no issuance of any Earn-Out Shares in accordance with Clause 15 of the Shareholders Agreement) or 45% (if there is an issuance of the Earn-Out Shares in accordance with Clause 15 of the Shareholders Agreement) due to the issuance or sale of any New Securities by the Company (for the avoidance of doubt, including the issuance of sale of any New Securities by the Company in relation to the implementation of the Restructuring Plan and/or the Series B Financing, but excluding the consummation of the Qualified IPO). Notwithstanding anything to the contrary in these Articles, if the issuance or sale of any New Securities by the Company in accordance with this Article 6 will result in the Equity Ratio of the NIP Shareholders (after taking into account of the performance ratchet adjustment in accordance of Clause 15 of the Shareholders Agreement and/or consummation of the Qualified IPO) falling below 40% (if there is no issuance of any Earn-Out Shares in accordance with Clause 15 of the Shareholders Agreement) or 45% (if there is an issuance of the Earn-Out Shares in accordance with Clause 15 of the Shareholders Agreement), then unless otherwise agreed in writing by the NIP Shareholders following good faith discussion among the Members, the Company shall concurrently issue additional New Securities to the NIP Shareholders either (i) without consideration (i.e. as a fully paid bonus New Securities or otherwise in accordance with Applicable Law) or (ii) at nominal value per Share if the Company is unable to meet the requirements under Applicable Law to issue New Securities to the NIP Shareholders without consideration (i.e. as a fully paid bonus New Securities or otherwise in accordance with Applicable Law), so that the Equity Ratio of the NIP Shareholders after such issuance of New Securities will remain at 40% or 45%, as the case may be.

7.	CONVERSION RIGHTS OF PREFERRED SHARES

7.1	The holders of Preferred Shares shall have conversion rights as follows:

(a)	Trigger Event

(i)	Immediately before the IPO Effective Time, each Preferred Share shall without any further act of the Company or the Preferred Shareholder of any Preferred Shares automatically convert into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Initial Subscription Price per Share for such Preferred Shares by the "Conversion Price" in effect for such Preferred Shares at the time of conversion. The Conversion Price per Share for Preferred Shares shall initially be the relevant Initial Subscription Price for each of the Preferred Shares. The Conversion Price for Preferred Shares shall be subject to adjustment as provided below.

(ii)	If an IPO is not consummated or concluded within five (5) Business Days of the IPO Effective Time or such other date as the Board may in its absolute discretion resolve, the foregoing automatic conversion will be deemed to have not occurred.

(b)	Fractional Shares. No fractions of Ordinary Shares shall be issued upon the conversion of Preferred Shares.

(c)	Mechanics of Conversion.

(i)	Procedural Requirements in the event that Preferred Shares have been issued in Certificated Form. All holders of record of Preferred Shares to be converted to Ordinary Shares shall be sent written notice of the conversion and the place designated for conversion of all such Preferred Shares pursuant to this Article 7. Upon receipt of such notice, each holder of such Preferred Shares being converted pursuant to this Article 7 shall surrender his, her or its certificate or certificates for all such Preferred Shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorised in writing. As soon as practicable after the IPO Effective Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Shares converted pursuant to this Article 7 the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full Ordinary Shares issuable on such conversion in accordance with the provisions hereof. Notwithstanding the foregoing, any failure to deliver the foregoing notice or to surrender the certificate or certificates of Preferred Shares shall not prevent their automatic conversion

(ii)	Notice Requirements in the event that Preferred Shares remain in Uncertificated Form. All holders of record of Preferred Shares to be converted to Ordinary Shares shall be sent written notice of the conversion and the anticipated IPO Effective Time.

(iii)	All rights with respect to Preferred Shares converted pursuant to this Article 7 including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate at the IPO Effective Time (notwithstanding any failure of the holder or holders thereof to surrender the certificates, if any, at or prior to such time), except the right of the holders thereof (i) to receive the payment of any declared but unpaid dividends on the Preferred Shares converted and (ii) upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the appropriate number of Ordinary Shares (certificated or otherwise, as appropriate).

(iv)	Any Preferred Shares converted to Ordinary Shares pursuant to this Article 7 may not be reissued by the Company. Converted Preferred Shares shall be cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for Member action) as may be necessary to reduce the authorised number of Preferred Shares accordingly.

(v)	Reservation of Shares. The Company shall at all times when Preferred Shares are issued, reserve and keep available out of its authorised but unissued Ordinary Shares, for the purpose of effecting the conversion of Preferred Shares, such number of its duly authorised Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company and its Members shall take such corporate action as may be necessary to increase its authorised but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purposes. Before taking any action which would cause an adjustment reducing the Conversion Price for the Preferred Shares below the then par value of the Ordinary Shares issuable upon conversion of such Preferred Shares, the Company and its Members will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable Ordinary Shares at such adjusted Conversion Price.

(vi)	Taxes. The Company shall pay any and all issuance and other similar taxes that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of Preferred Shares pursuant to Article 7. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(d)	Conversion Price Adjustments for Dilutive Issuances.

(i)	Special Definitions. For purposes of this Article 7, the following definitions shall apply:

(A)	"Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

(B)	"Original Issuance Date" shall mean the date on which the first Share of Preferred Shares was issued.

(C)	"Convertible Securities" shall mean any evidences of indebtedness, Shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares, including, but not limited to, Preferred Shares, and excluding Options.

(D)	"Additional Ordinary Shares" shall mean all Ordinary Shares issued or deemed to be issued pursuant to Article 7.1(d)(ii) by the Company after the Original Issuance Date, other than (a) the Ordinary Shares listed below and (b) Ordinary Shares deemed issued pursuant to the Options and Convertible Securities listed below (together, the "Exempted Securities"):

i.	Ordinary Shares, Options or Convertible Securities issued as a dividend or distribution on Preferred Shares;

ii.	Ordinary Shares, Options or Convertible Securities issued by reason of division, consolidation or combination of Shares in accordance with the Companies Act, or other distribution on Ordinary Shares covered by Article 7.1(e);

iii.	Ordinary Shares or Options issued to employees or Directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including, but not limited to, the ESOP;

iv.	Ordinary Shares or Convertible Securities issued upon the exercise of Options or Ordinary Shares issued upon the conversion or exchange of Convertible Securities; provided, that in each case such issuance is pursuant to the terms of such Option or Convertible Security;

v.	Earn-Out Shares issued to the VE Shareholders;

vi.	New Securities issued pursuant to Clause 10.13 (Anti-Dilution Adjustments) of the Shareholders Agreement;

vii.	Ordinary Shares issued pursuant to the Restructuring Plan (as defined in the Subscription Agreement),

(E)	References in this Article 7.1 to a "conversion" or "exchange" of Preferred Shares shall be construed to mean the compulsory redemption of the Preferred Shares of any Member and, on behalf of such Member, automatic application of the proceeds of redemption (calculated on the basis that the Ordinary Shares to be issued as part of the conversion or exchange will be issued at par) in paying for the new Ordinary Shares into which such Preferred Shares have been converted or exchanged. The new Ordinary Shares shall be registered in the name of the redeeming Member or in such name as the redeeming Member shall direct.

(ii)	Deemed Issuance of Additional Ordinary Shares.

(A)	If the Company at any time or from time to time after the Original Issuance Date issues any Option or Convertible Security (excluding Options or Convertible Securities which are Exempted Securities), then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Option or Convertible Security, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance.

(B)	If the terms of any Option or Convertible Security (excluding Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price for Preferred Shares in accordance with Article 6, are revised after the Original Issuance Date as a result of an amendment or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) an increase in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of such Option or Convertible Security or (2) a decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Ordinary Shares subject thereto (determined in the manner provided in Article 7.1(d)(ii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iii)	No Adjustment of Conversion Price. No adjustment in the Conversion Price for Preferred Shares shall be made as the result of the issuance or deemed issuance of Additional Ordinary Shares if the Company receives written notice from the holders of at least a majority of the then outstanding Preferred Shares agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Ordinary Shares.

(iv)	Subsequent Conversion Price Adjustment for Deemed Issuances of Additional Ordinary Shares.

(A)	If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price for the Preferred Shares in accordance with Article 6 (the "Original Option or Convertible Issuance"), are revised as a result of an amendment or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) an increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) an increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price for the Preferred Shares computed based on the terms of the Original Option or Convertible Issuance shall be readjusted to equal the Conversion Price for the Preferred Shares as would have been obtained had such revised terms been in effect on the date of the Original Option or Convertible Issuance. Notwithstanding the foregoing, no readjustment pursuant to Article 7.1(d)(iv)(A) shall have the effect of increasing the Conversion Price for the Preferred Shares to an amount exceeding the lower of the Conversion Price for the Preferred Shares (1) in effect immediately prior to the adjustment made as a result of the Original Option or Convertible Issuance and (2) that would have been in effect if the Original Option or Convertible Issuance had not occurred.

(B)	Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price for the Preferred Shares in accordance with Article 6 the Conversion Price for the Preferred Shares shall be readjusted to equal such Conversion Price for the Preferred Shares as would have been in effect had such Option or Convertible Security (or portion thereof) never been issued.

(C)	If the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion or exchange, cannot be calculated at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price for the Preferred Shares that would have resulted under the terms of Article 7.1(d)(ii) or Article 7.1(d)(iv)(A) at the time of such issuance or amendment shall instead be effected at the time such number of Shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price for the Preferred Shares that such issuance or amendment took place at the time such calculation can first be made.

(v)	Determination of Consideration. For purposes of Article 7.1(d) the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(A)	Cash and Property: Such consideration shall:

i.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

ii.	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board; and

iii.	in the event Additional Ordinary Shares are issued together with other Shares or Securities or other assets of the Company for consideration which covers both cash and property other than cash, be the proportion of such consideration so received, computed as provided in Articles 7.1(d)(v)(A)i and 7.1(d)(v)(A)ii, above, as determined in good faith by the Board.

(B)	Options and Convertible Securities. The consideration per Share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 7.1(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

i.	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

ii.	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi)	Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Ordinary Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price for the Preferred Shares in accordance with Article 6, then, upon the final such issuance, the Conversion Price for such Preferred Shares shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(e)	Conversion Price Adjustment for Division or Combination of Shares.

(i)	If the Company shall at any time or from time to time after the Original Issuance Date effect a subdivision of the issued Ordinary Shares, the Conversion Price for the Preferred Shares in effect immediately before such subdivision shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of each Share shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding.

(ii)	If the Company shall at any time or from time to time after the Original Issuance Date combine or consolidate the issued Ordinary Shares, the Conversion Prices for the Preferred Shares in effect immediately before such combination shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each Share shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares issued.

(iii)	Any adjustment under this Article 7.1(e) shall become effective at the close of business on the date the subdivision or combination/consolidation becomes effective.

8.	REGISTER OF MEMBERS

8.1	The Company shall maintain or cause to be maintained a Register of Members.

8.2	Upon request, the Directors shall confirm to any Member the entry of the name of such Member in the Register of Members and the number of Shares held by such Member. No Member (not being a Director) shall have any right to inspect the Register of Members except as conferred by the Companies Act or as authorised by the Directors.

9.	CLOSURE OF THE REGISTER OF MEMBERS AND FIXING A RECORD DATE

9.1	Power of Directors to close the Register of Members

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment of a meeting, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed 40 days.

9.2	Power of Directors to fix a record date

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, and for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.

9.3	Circumstances where Register of Members is not closed and no fixed record date

If the Register of Members is not closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment of that meeting.

10.	SHARE CERTIFICATES

10.1	Issue of share certificates

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued.

10.2	Form of share certificates

Share certificates, if any, shall be in such form as the Directors may determine and shall be signed by one or more Directors or any other person so authorised by the Directors. The Directors may authorise share certificates to be issued with the authorised signature(s) affixed by mechanical process. All share certificates shall be consecutively numbered or otherwise identified and shall specify the number and class of Shares to which they relate. All share certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate evidencing a like number of relevant Shares shall have been surrendered and cancelled. Where only some of the Shares evidenced by a share certificate are transferred, the old certificate shall be surrendered and cancelled and a new certificate for the balance of the Shares shall be issued in lieu without charge.

10.3	Certificates for jointly-held Shares

If the Company issues a share certificate in respect of Shares held jointly by more than one person, delivery of a single share certificate to one joint holder shall be a sufficient delivery to all of them.

10.4	Replacement of share certificates

If a share certificate is defaced, worn-out or alleged to have been lost, stolen or destroyed, a new share certificate shall be issued on the payment of such expenses reasonably incurred by the Company and the person requiring the new share certificate shall first surrender the defaced or worn-out share certificate or give such evidence of the loss, theft or destruction of the share certificate and such indemnity to the Company as the Directors may require.

11.	TRANSFER OF SHARES

11.1	Written instrument of transfer

(a)	Subject to these Articles, a Share is transferable by means of a written instrument of transfer in any usual or common form for use in the Cayman Islands or any other form approved by the Directors and which:

(i)	has been executed by or on behalf of the transferor; and

(ii)	is accompanied by such documentation that the Directors may request.

(b)	The Directors shall exercise their powers to ensure that Shares are only transferred in accordance with the Shareholders Agreement.

11.2	Refusal to register transfers

(a)	The Directors may resolve to refuse to register any transfer of Shares.

(b)	If the Directors refuse to register a transfer of Shares they must, within two months of such refusal (i) give notice of the refusal to the registered holder of the Shares and the proposed transferee named on the transfer and (ii) at their election, either destroy any instrument of transfer provided to them in respect of such proposed transfer, or return such instrument to the person who provided it to them. Failure to provide such notice or to destroy or return such instrument does not invalidate the decision of the Directors to refuse to register that transfer.

(c)	If the Shareholders Agreement is in force, and notwithstanding Articles 11.2(a) or (b) or any other Article, the Directors must not decline to register a transfer of a Share or suspend the registration of a transfer of a Share to the extent that such transfer is permitted or required by, or otherwise complies with, the terms of the Shareholders Agreement, and must refuse to register a transfer if such proposed transfer would result in a breach of any term of the Shareholders Agreement or which otherwise would not be permitted by, or would not comply with, the terms of the Shareholders Agreement.

11.3	Effect of registration

The transferor shall be deemed to remain the holder of the Share transferred until the name of the transferee is entered in the Register of Members in respect of that Share.

11.4	Transfer Restrictions

Notwithstanding anything to the contrary contained in these Articles, no Party shall Transfer any Securities to any of the Competitors, unless:

(a)	with respect to any Proposed Transfer to a Wuhan Douyu Competitor, prior written consent has been obtained from Wuhan Douyu;

(b)	with respect to any Proposed Transfer to a NIP Competitor, prior written consent has been obtained from either the NIP Founder Holdcos or the NIP Founders; and

(c)	with respect to any Proposed Transfer to a Company Competitor, prior written consent has been obtained either from all of the Founder Holdcos or from all of the Founders.

11.5	Drag Along Right

(a)	If any of the Members (the "Dragging Shareholders") proposes to Transfer, whether through a single transaction or a series of related transactions, such number of Securities held by them which in aggregate would constitute a Change of Control (a "Drag-Along Sale"), the Dragging Shareholders may require all other Shareholders (other than (i) the NIP Shareholders, unless the Dragging Shareholders include all of the NIP Founder Holdcos; and (ii) the VE Financial Shareholders unless the Dragging Shareholders include all of the VE Founder Holdcos) (the "Dragged Shareholders") to participate in such Drag-Along Sale in accordance with this Article 11.5, provided that the Drag-Along Sale (including such price and terms thereof) has been approved as a Shareholders Reserved Matter following the Requisite Approvals and agreed to by all of the Founder Parties in writing.

(b)	Within five (5) calendar days after entering into any binding agreement (in the form approved as a Shareholders Reserved Matter for purposes of the Drag-Along Sale) (the "Sale Agreement"), the Dragging Shareholders shall deliver a written notice (the "Tag Notice") to all other Shareholders (the "Tag Holders") stating:

(i)	the name and address of the proposed Qualified Third Party(ies) for the Drag-Along Sale (the "Tag Transferee");

(ii)	the number of Securities to be Transferred;

(iii)	the expected date of consummation of the proposed Drag-Along Sale;

(iv)	a representation that the Tag Transferee has been informed of the Tag-Along Right;

(v)	a representation that no consideration is being provided to any Dragging Shareholder that is not reflected in the price to be paid to such Tag Holder (if it exercises the Tag-Along Right); and

(vi)	a representation that the Tag Transferee is a Qualified Third Party.

(c)	The Tag Notice shall be accompanied by true and complete copies of all agreements (including the Sale Agreement) between the Dragging Shareholders and the Tag Transferee regarding the proposed Drag-Along Sale. For the purposes of this Article 11.5, the Members who have a Tag-Along Right are the same Members who may be subject to the Drag Notice.

(d)	The Dragging Shareholders may, within five (5) calendar days after the date of the Tag Notice, by delivering a notice in writing (a "Drag Notice") on each of the Dragged Shareholders, require each Dragged Shareholder to participate in the Drag-Along Sale by Transferring all of such Securities registered in the name of such Dragged Shareholder (the "Dragged Shares"), subject to the terms and on the date of completion of the Sale Agreement (which shall not be less than thirty (30) calendar days after the date of the Drag Notice) (the "Drag Completion Date") as stipulated in the Drag Notice. If the Drag-Along Sale contemplated in the Sale Agreement is not completed on or prior to the Drag Completion Date, the Drag Notice shall lapse.

(d)	The price for each Dragged Share shall: (a) be equal to the highest consideration offered for each Security in the Company in the Sale Agreement; (b) be in the same form as that offered for each Security in the Company in the Sale Agreement; and (c) shall be paid at the same time as the consideration is payable under the Sale Agreement (or, if later, on the Drag Completion Date) and shall be subject to the same payment terms.

(f)	All Dragged Shareholders' obligations under this Article 11.5 to Transfer the Dragged Shares shall apply regardless of whether the Dragged Shares are of the same class or type of Securities of the Company which the Dragging Shareholders propose to Transfer, provided that, to the extent such a difference in class or type exists, the consideration payable to the Dragged Shareholders for the Dragged Shares shall be calculated as if all Securities of the Company held by the applicable Dragging Shareholders and the Dragged Shareholders which will be subject to a Transfer under this Article 11.5 (assuming the Dragging Shareholders exercise their drag-along rights in full) had been converted into Ordinary Shares on the date immediately prior to the date of the Drag Notice (to the extent not already in the form of Ordinary Shares) at the conversion price which would be applicable on such date had such conversion occurred on such date.

(g)	Any Transfer by a Dragged Shareholder shall be made on substantially the same terms and conditions as described in the Sale Agreement. However, the Dragged Shareholders shall not be required to make any representation or warranty to the proposed Qualified Third Party(ies), other than as to good title to any Dragged Shares, absence of liens with respect to such Dragged Shares, customary representations and warranties concerning the Dragged Shareholder's power and authority to undertake the proposed Transfer and the validity and enforceability of the Dragged Shareholder's obligations in connection with it. If any or all Dragged Shareholders are required to provide any indemnity under the Sale Agreement, each Dragged Shareholder's liability under such indemnity shall be several only and limited in amount to the proportion of its Dragged Shares that bears to the total number of Dragged Shares that are the subject of the Sale Agreement.

(h)	Article 11.5(a) to (g) (inclusive) shall not apply to the extent that the price, in cash or cash equivalents, for each Dragged Share does not represent a Fair Market Value for an arm's length sale as determined by an Independent Valuer, or is not in cash or cash equivalents.

(i)	The provisions of this Article 11.5 shall be terminated upon the consummation of the Qualified IPO.

11.6	Tag Along Right

(a)	If the Dragging Shareholders do not deliver the Drag Notice to any Tag Holders within ten (10) calendar days after entering into the Sale Agreement, each Tag Holder shall have the right (the "Tag-Along Right") but not the obligation to require the Tag Transferee in a Drag-Along Sale to purchase from such Tag Holder (and its Permitted Transferees and Affiliates, if applicable), for the same consideration that would be payable to such Tag Holder had it been a Dragged Shareholder, up to all of the Securities held by such Tag Holder, its Permitted Transferees and Affiliates. The Tag-Along Right shall be exercisable by a Tag Holder by delivering a written notice of exercise of the Tag-Along Right to the Dragging Shareholders within ten (10) calendar days after the delivery of the Tag Notice specifying the number of Securities (the "Tag Securities") with respect to which the Tag Holder has elected to exercise the Tag-Along Right. The terms and conditions applicable to the Transfer by the Tag Holder pursuant to this Article 11.6 shall be the same as those applicable to a Dragged Shareholder pursuant to Article 11.5. If any Tag Holder has properly elected to exercise the Tag-Along Right, the number of Securities (calculated on as-converted basis) proposed to be Transferred by each Dragging Shareholder shall be reduced by a number equal to (i) the number of Tag Securities (on an as-converted basis) multiplied by (ii) a fraction, the numerator of which is the total number of Securities (on an as-converted basis) proposed to be Transferred by such Dragging Shareholder and the denominator of which is the total number of Securities (on an as-converted basis) proposed to be transferred by all of the Dragging Shareholders. If any Tag Holder has properly elected to exercise the Tag-Along Right and the Tag Transferee fails to purchase the Securities from such Tag Holder, the Dragging Shareholder(s) shall not consummate the Drag-Along Sale, and if purported to be made, such Drag-Along Sale shall be void.

12.	REDEMPTION RIGHT BY PREFERRED SHAREHOLDERS

12.1	For purposes of this Article 12:

(a)	any Class A Preferred Share(s) requested by a VE Financial Shareholder for redemption by the Company pursuant to this Article 12 are hereinafter referred to as the "Class A Redemption Shares"; any Class B Preferred Share(s) requested by a VE Financial Shareholder for redemption by the Company pursuant to this Article 12 are hereinafter referred to as the "Class B Redemption Shares" (collectively with the Class A Redemption Shares, the "VE Redemption Shares", and such requesting VE Financial Shareholder(s), the "VE Redemption Shareholders";

(b)	any Class B-1 Preferred Shares requested by the NIP Shareholders (in the case of a NIP Redemption Trigger Event) or by the VE Founder Holdcos (in the case of a NIP Special Redemption Trigger Event) for redemption by the Company pursuant to this Article 12 are hereinafter referred to as the "NIP Redemption Shares" and the NIP Shareholder(s) holding such NIP Redemption Shares, the "NIP Redemption Shareholders";

(c)	"Redemption Shares" means, collectively, the NIP Redemption Shares and the VE Redemption Shares; and

(d)	"Redemption Shareholder" means, collectively, the NIP Redemption Shareholders and the VE Redemption Shareholders.

12.2	Within thirty (30) days after the VE Financial Shareholder(s) and/or the NIP Shareholder(s) become(s) aware of occurrence of a Redemption Trigger Event:

(a)	in the case of a VE Redemption Trigger Event, each VE Financial Shareholder may, by written notice to the Company, specify the relevant VE Redemption Trigger Event and request the Company to redeem any or all of the outstanding Class A Preferred Shares and/or Class B Preferred Shares (as the case may be, including any Warrants) held by such VE Financial Shareholder in accordance with this Article 12; and/or

(b)	in the case of a NIP Redemption Trigger Event, the NIP Shareholders (acting collectively) may, by written notice to the Company, specify the relevant NIP Redemption Trigger Event

(c)	and request the Company to redeem all (but not some) of the outstanding Class B-1 Preferred Shares held by all NIP Shareholders in accordance with this Article 12; and in the case of a NIP Special Redemption Trigger Event, the VE Founder Holdcos may (acting collectively), by written notice to the NIP Shareholders and the Company, specify the relevant NIP Special Redemption Trigger Event and request the Company to redeem all (but not some) of the outstanding Class B-1 Preferred Shares held by all NIP Shareholders in accordance with this Article 12.

(in each case, a "Redemption Request").

12.3	Following receipt of any Redemption Request, the Company shall within thirty (30) days thereafter deliver a written notice (the "Redemption Notice") to all other Preferred Shareholders, at the address last shown on the register of members of the Company for such holders. A Redemption Notice shall:

(a)	with respect to the redemption of VE Redemption Shares, specify the proposed VE Redemption Date and the VE Redemption Price (including the basis of its calculation pursuant to Article 12.4);

(b)	with respect to the redemption of NIP Redemption Shares, specify the proposed NIP Redemption Date and include drafts of all necessary documents required under Applicable Laws to be to be signed, executed and/or delivered by the NIP Redemption Shareholders (if any) for effecting the redemption of all NIP Redemption Shares in accordance with Articles 12.8 to 12.13; and

(c)	direct each Redemption Shareholder to submit its share certificate(s) (or Warrants or an affidavit in respect of any lost certificates or Warrants) with respect to its Redemption Shares to the Company on or before the VE Redemption Date or the NIP Redemption Date (as the case may be).

Redemption by VE Redemption Shareholders

12.4	The redemption price for each VE Redemption Share (the "VE Redemption Price") redeemed pursuant to this Article 12 shall be equal to the higher of the following:

(a)	an amount calculated as follows:

A + B – C

Whereas:

"A" = Initial Subscription Price of the VE Redemption Share;

"B" = A x 8% x (number of days between the Initial Subscription Date and the VE Redemption Date)/365, being the amount of guaranteed return accrued with respect to the VE Redemption Share as of the VE Redemption Date by applying an annual interest rate of eight percent (8%); and

"C" = the total amount of cash distributed by the Company and received by the VE Redemption Shareholder per VE Redemption Share (whether by way of dividend or other forms of distribution to Members as permitted by Applicable Laws) during the period between the Initial Subscription Date and the VE Redemption Date; or

(b)	an amount calculated as follows:

D x ( E / F) / G

Whereas:

"D" = the net asset value of the Company (as audited by an Independent Valuer);

"E" = an amount equivalent to such portion of the Company's issued share capital that is attributable to the total subscription monies paid by the VE Redemption Shareholders in respect of the total outstanding VE Redemption Shares in issue;

"F" = the total amount of issued share capital in the Company; and

"G" = the total number of VE Redemption Shares in issue.

12.5	The redemption of any Class B Redemption Shares pursuant to this Article 12 shall take place at such date and location designated by all the VE Directors, but shall in any event take place after the NIP Redemption Date (the "Class B Redemption Date"). On the Class B Redemption Date, subject to Applicable Laws, the Company shall, from any source of assets (other than the shares of the NIP Group Companies) or funds legally available therefor (the "VE Redemption Funds"), redeem each Class B Redemption Share that has been submitted for redemption by paying in cash therefor the VE Redemption Price, against such certificates or Warrants representing such Class B Redemption Shares (or an affidavit in respect of any lost certificates or Warrants) as surrendered by the VE Redemption Shareholder (by way of delivery of such original copies of the same to the Company's registered office). For the avoidance of doubt, none of the assets and funds of the NIP Group Companies shall form part of the VE Redemption Funds.

12.6	The redemption of any Class A Redemption Shares pursuant to this Article 12 shall take place at such date and location designated by all the VE Directors, but shall in any event take place after the NIP Redemption Date and the Class B Redemption Date (the "Class A Redemption Date", collectively with the Class B Redemption Date, the "VE Redemption Date"). On the Class A Redemption Date, subject to Applicable Laws, the Company shall, from any remaining VE Redemption Funds, redeem each Class A Redemption Share that has been submitted for redemption by paying in cash therefor the VE Redemption Price, against such certificates representing such Class A Redemption Shares (or an affidavit in respect of any lost certificates) as surrendered by the VE Redemption Shareholder (by way of delivery of such original copies of the same to the Company's registered office).

12.7	All VE Redemption Funds shall be paid and applied on the VE Redemption Date for payment to the VE Redemption Shareholders. From and after a respective VE Redemption Date, if the VE Redemption Price has been received in full by the VE Redemption Shareholder, all rights of such VE Redemption Shareholder shall cease with respect to such VE Redemption Shares, and such VE Redemption Shares shall be cancelled and not thereafter be transferred or be deemed outstanding for any purpose whatsoever.

Redemption by NIP Redemption Shareholders

12.8	The total redemption price for all NIP Redemption Shares (the "NIP Redemption Price") shall be equivalent to the then net asset value of all NIP Group Companies in aggregate as of the NIP Redemption Date. Payment of the NIP Redemption Price shall be settled by way of redemption in kind of all the shares held by the Company in the NIP Group Companies to the NIP Redemption Shareholders (the "NIP Share Distribution"). For the avoidance of doubt, the NIP Share Distribution constitutes full settlement of the NIP Redemption Price, and no cash, other assets or funds of the Company shall be payable by the Company whatsoever to satisfy the payment of the NIP Redemption Price.

12.9	The NIP Share Distribution shall take place within thirty (30) days of the date of the Redemption Notice (or such later date as may be agreed in writing by the NIP Redemption Shareholders and the Company may mutually agree in writing), but shall in any event take place prior to the VE Redemption Date (the "NIP Redemption Date"). On the NIP Redemption Date, subject to Applicable Laws, the Company shall take all Necessary Actions to effect the NIP Share Distribution (including but not limited to obtaining all necessary corporate approval for the NIP Share Distribution and procuring the due execution of all requisite instruments and documents by the relevant parties).

12.10	In the event that the Company is unable to effect the NIP Share Distribution under the Applicable Laws, the Company shall, subject to Applicable Laws, transfer the shares in each of the NIP Group Companies to the NIP Redemption Shareholders at nil consideration, on a pro-rata basis with respect to the Equity Ratio of such NIP Redemption Shareholders (the "NIP Share Transfer") and concurrently redeem the NIP Redemption Shares at nominal value in accordance to Applicable Laws.

12.11	Upon completion of the NIP De-Merger, all rights of the NIP Redemption Shareholders shall cease with respect to the NIP Redemption Shares, and such NIP Redemption Shares shall be cancelled and not thereafter be transferred or be deemed outstanding for any purpose whatsoever (save in relation to the rights of such NIP Redemption Shareholders under Article 12.12, where applicable).

12.12	In the case of a NIP Redemption Trigger Event (but not a NIP Special Redemption Trigger Event, for the avoidance of doubt), the Company agrees and undertakes to pay the NIP Redemption Dividend (if any) in cash to the NIP Redemption Shareholders based on their respective Equity Ratio as of the date of occurrence of the NIP Redemption Trigger Event (the "NIP Dividend Distribution"), provided that if the Company does not have sufficient funds to satisfy payment of the NIP Dividend Distribution and the VE Redemption Price for all VE Redemption Shares at the same time, then the NIP Dividend Distribution shall only take place after completion of the redemption of all VE Redemption Shares, and the Company shall thereafter use all of its remaining assets or funds (to the extent legally available) to settle the NIP Dividend Distribution.

Insufficient funds for redemption

12.13	If:

(a)	following the NIP Redemption Date, the Company is unable to (i) effect the NIP De-Merger, (ii) settle payment of the NIP Redemption Dividend, and/or (iii) otherwise fulfil any of its obligations under this Article 12 (collectively, the "Redemption Obligations"), whether due to restrictions under Applicable Laws or any other reasons; and/or

(b)	following the VE Redemption Date, there remain any outstanding VE Redemption Shares to be redeemed by the Company, or the Company has yet to pay all VE Redemption Shareholders in full with respect to all outstanding VE Redemption Shares by reason of insufficient VE Redemption Funds, then:

(a)	to the extent permitted by applicable Law, the Company shall, and each Member shall approve the Company to:

(i)	use all assets or funds of the Company that becomes legally available following the NIP Redemption Date to effect the NIP De-Merger; and

(ii)	take any other Necessary Actions permissible under Applicable Laws to fulfil its Redemption Obligations.

(b)	to the extent permitted by applicable Law and in any event after the NIP Redemption Date, the Company shall, and each Shareholder shall procure the Company to:

(i)	first, use all the VE Redemption Funds to pay to the Class B Preferred Shareholders who have made the Redemption Request on a pro-rata basis with reference to the amount of the VE Redemption Price each such Class B Preferred Shareholders is otherwise entitled to receive;

(ii)	second, after the distributions in foregoing (i) are made in full and if there are any remaining VE Redemption Funds, pay to the Class A Preferred Shareholders who have made the Redemption Request (the “Class A Redemption Shareholders”) on a pro-rata basis with reference to the amount of Redemption Price each such Class A Redemption Shareholders is otherwise entitled to receive; and

(iii)	take any other Necessary Actions permissible under Applicable Laws to fulfil its Redemption Obligations.

12.14	Upon the completion of distribution of the available redemption funds or upon the completion of the sale and purchase of the VE Redemption Shares to be acquired by the VE Founder Parties in accordance with Clause 16.17 of the Shareholders Agreement, all rights of such VE Redemption Shareholders shall cease with respect to such VE Redemption Shares, and such VE Redemption Shares shall be cancelled and not thereafter be transferred or be deemed outstanding for any purpose whatsoever in case of redemption.

12.15	The redemption rights provided under this Article 12 shall be terminated upon the consummation of a Qualified IPO or the occurrence of a Liquidation Event.

13.	LIQUIDATION PREFERENCE

13.1	Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a "Liquidation Event"):

(a)	The Company shall redeem all of the outstanding Class B-1 Preferred Shares held by all NIP Shareholders by completing the NIP De-Merger in accordance with Article 12.

(b)	For the avoidance of doubt, except for all shares of the NIP Group Companies, no other assets or funds shall be payable for the redemption of the Class B-1 Preferred Shares in case of Liquidation Event.

(c)	Upon completion of the NIP De-Merger for purposes of Article 13.1(a), all assets and funds of the Company thereafter legally available for distribution to the remaining Shareholders (the "Liquidation Funds") shall be distributed as follows:

(i)	prior and in preference to any distribution or payment to the Class A Preferred Shareholders and the Ordinary Shareholders, each Class B Preferred Shareholder shall be entitled to receive, on parity with all other Class B Preferred Shareholders and on a pro rata basis (assuming the full exercise of the Warrants and calculated on a fully diluted and as-converted basis), an amount equal to the aggregate total of the Initial Subscription Price with respect to each Preferred Share held by such Class B Preferred Shareholder ("Class B Preferred Liquidation Amount"). If, upon such Liquidation Event, the Liquidation Funds are insufficient to pay all of the Class B Preferred Shareholders their respective Class B Preferred Liquidation Amount, then the Liquidation Funds shall be distributed among the Class B Preferred Shareholders on a pro rata basis (assuming the full exercise of the Warrants and calculated on a fully diluted and as-converted basis) with respect to the full Class B Preferred Liquidation Amount which each Class B Preferred Shareholder shall otherwise be entitled to receive under this Article 13.1.

(ii)	after distribution or payment in full of the Class B Preferred Liquidation Amount pursuant to Article 13.1(c)(i), each Class A Preferred Shareholder shall be entitled to receive, on parity with all other Class A Preferred Shareholders and on a pro rata basis, an amount equal to the aggregate total of the Initial Subscription Price with respect to each Preferred Share held by such Class A Preferred Shareholder ("Class A Preferred Liquidation Amount", together with Class B Preferred Liquidation Amount, “Preferred Liquidation Amount”); if, upon such Liquidation Event, the Liquidation Funds are insufficient to pay all of the Class A Preferred Shareholders their respective Class A Preferred Liquidation Amount, then the Liquidation Funds shall be distributed among the Class A Preferred Shareholders on a pro-rata basis with respect to the full Class A Preferred Liquidation Amount which each Preferred Class A Shareholders shall otherwise be entitled to receive under this Article 13.1; and

(iii)	after distribution or payment in full of the Preferred Liquidation Amount of all Preferred Shareholders in accordance with this Article 13.1, any remaining amount of the Liquidation Funds shall be distributed among all the Shareholders in proportion to such number of Ordinary Shares (assuming the full exercise of the Warrants and calculated on an as-converted basis) held by them.

13.2	A Change of Control shall be treated as a Liquidation Event pursuant to Article 13.1 unless it is a Drag-Along Sale. All the proceeds or consideration received as a result of a Change of Control shall be distributed pursuant to Article 13.1.

14.	TRANSMISSION OF SHARES

14.1	Transmission of Shares

If a Member dies, becomes bankrupt, commences liquidation or is dissolved, the only person that the Company will recognise as having any title to, or interest in, that Member’s Share (other than the Member) are:

(a)	if the deceased Member was a joint holder, the survivor;

(b)	if the deceased Member was a sole or the only surviving holder, the personal representative of that Member; or

(c)	any trustee in bankruptcy or other person succeeding to the Member’s interest by operation of law,

but nothing in these Articles releases the estate of a deceased Member, or any other successor by operation of law, from any liability in respect of any Share held by that Member solely or jointly.

14.2	Election by persons entitled on transmission

Any person becoming entitled to a Share as a result of the death, bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become registered as the holder of the Share or nominate another person to be registered as the holder of that Share.

14.3	Manner of election

A person who makes an election under the preceding Article shall give written notice to the Company to that effect, but the Directors shall, in either case, have the same right to refuse registration as they would have had in the case of a transfer of the Share by that Member before his death, bankruptcy, liquidation or dissolution, as the case may be.

14.4	Rights of persons entitled by transmission

A person becoming entitled to a Share by reason of the death, bankruptcy, liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends and other rights to which he would be entitled if he were the registered holder of the Share. However, the person shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to attend or vote at any meeting of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him registered as the holder (and the Directors shall, in either case, have the same right to refuse registration as they would have had in the case of a transfer of the Share by that Member before his death, bankruptcy, liquidation or dissolution, as the case may be). If the notice is not complied with within 90 days the Directors may withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

14.5	No surviving Member or Director

Notwithstanding the foregoing, where there is no Director in office and the only persons interested in the issued Shares are entitled on transmission, such persons shall be treated as if already registered as the holders of such Shares, but solely for the purpose of passing an Ordinary Resolution appointing one or more Directors.

15.	FORFEITURE OF SHARES

(a)	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on such Member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

(b)	Such notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

(c)	If the requirements of such notice are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

(d)	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

(e)	A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the Shares.

(f)	A statutory declaration in writing that the declarant is a Director of the Company, and that a Share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

(g)	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

(h)	The Company may, by Ordinary Resolution, convert any paid-up Shares into stock, and reconvert any stock into paid-up Shares of any denomination.

(i)	The holders of stock may transfer the same, or any part thereof, in the same manner and subject to the same terms as and subject to which the Shares from which the stock arose might prior to the conversion have been transferred, or as near thereto as circumstances admit; but the Directors may, from time to time, fix the minimum amount of stock transferrable and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the Shares from which the stock arose.

(j)	The holders of stock shall, according to the amount of the stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the Shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company) shall be conferred by any such aliquot part of stock as would not, if existing Shares, have conferred that privilege or advantage.

(k)	Such of the regulations of the Company as are applicable to paid-up Shares shall apply to stock, and the words “share” and “member” therein shall include “stock” and “stockholder”.

16.	SURRENDER AND PURCHASE OF SHARES

16.1	Surrender of Shares

Shares may be surrendered in accordance with the relevant provisions of the Companies Act.

16.2	Power of the Company to purchase its Shares

Subject to the provisions of the Companies Act, any Requisite Approvals and to any rights conferred on the holders of any class of Shares, the Company shall have the power to purchase all or any of its Shares on such terms as the Directors may agree with the holders of such Shares. The Company may make a payment in respect of the purchase of its own Shares in any manner permitted by the Companies Act, including out of capital. Purchase proceeds may be paid in cash and/or in-kind.

16.3	Holding Shares in treasury

The Directors may hold and dispose of any repurchased, redeemed or surrendered Shares in treasury in accordance with the relevant provisions of the Companies Act.

17.	FINANCIAL ASSISTANCE

The Company may give financial assistance directly or indirectly for the purpose of, or in connection with, the acquisition made or to be made by any person of any Shares or of shares in any Member.

18.	CLASS RIGHTS AND CLASS MEETINGS

18.1	Variation of class rights

Subject to the Companies Act and to any rights conferred on the holders of any class of Shares, whether or not Shares are divided into more than one class, all or any of the rights attached to a class of Shares may be varied in such manner as those rights may provide or, if no such provision is made, either:

by the Directors, provided that such variation is not materially adverse to the rights of the holders of such Shares (as determined by the Directors);

with the consent in writing of holders of two-thirds of the issued Shares of that class; or

with the sanction of a resolution passed at a separate meeting of the holders of the Shares of that class by a two-thirds majority of the holders of the Shares of that class present and voting at such meeting (whether in person or by proxy).

18.2	Treatment of classes of Shares by Directors

The Directors may for the purposes of this Article, treat two or more, or all, of the classes of Shares as forming one class of Shares if the Directors consider that such classes of Shares would be affected by the proposed variation in the same way.

18.3	Class rights not deemed to be varied

Except where expressly provided by the terms of the issue of the Shares of that class, the rights attached to any class of Shares are not taken to be varied by:

(a)	the creation or issue of further Shares ranking equally with or subordinate to them; or

(b)	the repurchase, redemption or surrender of any Shares.

18.4	Class meetings

The provisions of these Articles relating to general meetings of the Company shall apply mutatis mutandis to any class meeting, except that the quorum shall be one or more Members that together hold at least one third of the Shares of that class.

19.	NO RECOGNITION OF TRUSTS OR THIRD PARTY INTERESTS

Except as required by these Articles or the Companies Act, the Company:

(a)	is not required to recognise a person as holding any Share on any trust, even if the Company has notice of the trust; and

(b)	is not required to recognise, and is not bound by, any interest in or claim to any Share, except for the registered holder’s absolute legal ownership of the Share, even if the Company has notice of that interest or claim.

20.	LIEN ON SHARES

20.1	Lien on Shares generally

The Company shall have a first and paramount lien on all Shares registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or amounts payable to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time determine any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share is released if a transfer of that Share is registered.

20.2	Enforcement of lien

The Company may sell, on such terms and in such manner as the Directors think fit, any Share on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 Clear Days after notice has been given by the Company to the holder of the Share (or to any other person entitled to the Share by reason of the death, bankruptcy, liquidation or dissolution of the holder of the Shares) demanding payment of that amount and giving notice of intention to sell the Share if such payment is not made.

20.3	Completion of sale under lien

To give effect to a sale of Shares under a lien the Directors may authorise any person to execute an instrument of transfer in respect of the Shares to be sold to, or in accordance with the directions of, the relevant purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of any consideration provided for the Shares, nor will the purchaser’s title to the Shares be affected by any irregularity or invalidity in connection with the sale or the exercise of the Company's power of sale under these Articles.

20.4	Application of proceeds of sale

The net proceeds of a sale made under a lien after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person who was entitled to the Shares immediately prior to the sale.

21.	CALLS ON SHARES

(a)	The Directors may, from time to time, make calls upon the Members in respect of any moneys unpaid on their Shares.

(b)	Each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares.

(c)	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

(d)	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of six per cent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

(e)	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

(f)	The Directors may make arrangements on the issue of Shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

(g)	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate as may be agreed upon between the Member paying the sum in advance and the Directors.

22.	ALTERATION OF SHARE CAPITAL

Subject to the provisions of the Companies Act, and these Articles (including Articles 27.3 and 31.1), the Company may:

(a)	increase its share capital by the creation of new Shares of such amount as the relevant resolution prescribes;

(b)	consolidate, or consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)	subdivide its Shares, or any of them, into Shares of a smaller amount than is fixed by the Memorandum; and

(d)	cancel any Shares which, at the date of the passing of the relevant resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

All new Shares created in accordance with the provisions of this Article shall be subject to the same provisions of these Articles with reference to liens, transfer, transmission and otherwise as the Shares in the original share capital.

23.	SPECIAL RESOLUTIONS

Subject to the provisions of the Companies Act and these Articles (including Articles 27.3 and 31.1), the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein;

(d)	reduce its share capital and any capital redemption reserve;

(e)	commence a voluntary winding up; and

(f)	merge or consolidate with any one or more constituent companies (as defined in the Companies Act).

24.	CONVENING GENERAL MEETINGS

24.1	Convening a general meeting

(a)	The Directors may convene a general meeting of the Company whenever the Directors think fit, and must do so if required to do so pursuant to a valid Members’ requisition.

(b)	If at any time there are no Directors then any one Member shall be entitled to convene a general meeting of the Company in the same manner as if such Member were the Directors.

(c)	The Directors may, in their absolute discretion (save for general meetings convened at the requisition of one or more Members), postpone or cancel a general meeting before the date on which it is to be held, with or without reason.

24.2	Members’ requisition

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition at the Registered Office not less than 10% of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

24.3	Requirements of Members’ requisition

(a)	The requisition must state the objects of the general meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(b)	If the Directors do not within 21 days from the date of the deposit of a valid requisition (the "Convening Deadline") duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing a majority of the total voting rights of all of them, may themselves convene a general meeting of the Company, but any meeting so convened shall not be held after the expiration of three months after the Convening Deadline.

(c)	A general meeting convened in accordance with this Article by requisitionists shall be convened (insofar as is possible) in the same manner as that in which general meetings are to be convened by Directors and the Directors shall, upon demand, provide the names and addresses of each Member to the requisitionists for the purpose of convening such meeting.

25.	NOTICE OF GENERAL MEETINGS

25.1	Length and form of notice

Each Member shall be given not less than twenty-one (21) days' written notice of annual general meetings (if any) and not less than fourteen (14) days' written notice of all other meetings of Members (or to the extent legally permitted, such shorter notice period in respect of any particular meeting as may be agreed in writing by all the Members entitled to participate in such meeting) specifying the date, time and place of the meeting and the business to be transacted thereat shall be given to each Member.

26.	PROCEEDINGS AT GENERAL MEETINGS

26.1	Requirement and number for a quorum

The quorum for any meeting of the Members (including a general meeting) shall consist of such Member(s) holding not less than two-thirds (2/3) of the total issued Shares in aggregate, whether present in person or by proxy or representative, provided that such Members present shall include at least one (1) NIP Founder Holdco and at least one (1) VE Founder Holdco. No meeting of the Members may proceed nor transact any business unless a quorum is present at the start of and throughout such meeting.

26.2	General meetings by telephone or other communications device

Meetings of the Members may be held at two (2) or more places using any technology that enables the Members who are not together at the same place to listen, speak and vote at the meeting, and a Member shall be deemed to be present at such meeting if such Member (or its proxy or representative) participates by telephone or other electronic means and all Members participating in the meeting are able to hear one another. Unless otherwise determined by resolution of the Members present, the meeting shall be deemed to be held at the place where the chairman is physically present.

26.3	Adjournment if quorum not present

If within twenty (20) minutes of the time appointed for a meeting of the Members a quorum is not present, the meeting shall stand adjourned until the same time and place on the same day in the next week and if at such adjourned meeting a quorum is not present within twenty (20) minutes from the time appointed for such adjourned meeting (or such longer interval as the Members present may unanimously agree), the attendance by such Members holding more than fifty-percent (50%) of the total issued Shares in aggregate (whether present in person or by proxy or representative) shall constitute a quorum, provided that such Members present shall include at least one (1) NIP Founder Holdco and at least one (1) VE Founder Holdco.

26.4	Appointment of chairman of general meeting

The Members present shall determine a Members' representative who shall preside as chairman of general meeting at the start of the same, but such chairman shall not have a casting vote in case of an equality of votes.

26.5	Adjournment of general meeting

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. The chairman may, without the consent of the meeting, adjourn the meeting if it is necessary to ensure that all Members are able to participate in the meeting in an orderly fashion. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

26.6	No casting vote for chairman

If there is an equality of votes on a poll, the chairman is not entitled to a second or casting vote.

26.7	Voting on a poll

At any general meeting a resolution put to the vote of the meeting must be decided on a poll.

27.	VOTES OF MEMBERS

27.1	Written resolutions of Members

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all Members for the time being entitled to vote at general meetings of the Company shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. A resolution in writing is adopted when all Members entitled to do so have signed it.

27.2	Registered Members to vote

No person shall be entitled to vote at any general meeting unless he is registered as a Member in the Register of Members on the record date for such meeting.

27.3	Voting rights

(a)	Subject to these Articles and to any rights or restrictions for the time being attached to any class or classes of Shares, every Member present (whether in person or by proxy or representative) shall have one vote for every Share (whether an Ordinary Share or a Preferred Share) of which he is a holder. Subject at all times to the quorum requirements set out in these Articles and Applicable Laws:

(i)	any Shareholders Ordinary Matter shall be approved at a duly convened Members' meeting by a simple majority of the total voting rights present at the meeting and entitled to be cast on such resolution; and

(ii)	any Shareholders Reserved Matter shall be approved at a duly convened Members' meeting by not less than two-thirds (2/3) of the total voting rights present at the meeting and entitled to be cast on such resolution.

(b)	Each fractional Share shall carry the applicable fraction of one vote.

27.4	Voting rights of joint holders

If a Share is held jointly and more than one of the joint holders votes in respect of that Share, only the vote of the joint holder whose name appears first in the Register of Members in respect of that Share counts.

27.5	Voting rights of Members incapable of managing their affairs

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in matters concerning mental disorder, may vote whether on a show of hands or on a poll by his receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such receiver, curator bonis or other person may vote by proxy.

28.	REPRESENTATION OF MEMBERS AT GENERAL MEETINGS

28.1	How Members may attend and vote

(a)	Subject to these Articles, each Member entitled to vote at a general meeting may attend and vote at the general meeting:

(i)	in person, or where a Member is a company or non-natural person, by a duly authorised representative; or

(ii)	by one or more proxies.

(b)	A proxy or a duly authorised representative may, but not need be, a Member of the Company.

28.2	Appointment of proxies

The instrument appointing a proxy shall be in writing and be executed by or on behalf of the Member appointing the proxy.

28.3	Form of instrument of proxy

The instrument appointing a proxy may be in any usual or common form (or in any other form approved by the Directors) and may be expressed to be for a particular general meeting (or any adjournment of a general meeting) or generally until revoked.

28.4	Receipt of proxy appointment

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified in the notice convening the meeting (or in any instrument of proxy sent out by the Company) prior to the time set out in such notice or instrument (or if no such time is specified, no later than the time for holding the meeting or adjourned meeting). Notwithstanding the foregoing, the chairman may, in any event, at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

28.5	Validity of votes cast by proxy

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the instrument of proxy or of the authority under which the instrument of proxy was executed, or the transfer of the Share in respect of which the proxy is appointed unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which the proxy voted.

28.6	Corporate representatives

Any non-natural person which is a Member may authorise such person as it thinks fit to act as its representative at any general meeting, and the person so authorised shall be entitled to exercise the same powers on behalf of the non-natural person which he represents as the non-natural person could exercise if it were itself a natural person.

28.7	Shares that may not be voted

Shares that are beneficially owned by the Company shall not be voted, directly or indirectly, at any general meeting or class meeting (as applicable) and shall not be counted in determining the total number of outstanding Shares at any given time.

29.	APPOINTMENT, REMOVAL AND RETIREMENT OF DIRECTORS

29.1	Number of Directors

The total maximum number of Directors shall eleven (11). Subject to Article  29.3(c), the Board shall consist of five (5) VE Directors, four (4) NIP Directors and two (2) independent non-executive directors (each an "INED"). Directors shall be entitled to receive notice of any general meeting.

29.2	Corporate Directors

The Company may appoint any non-natural person as a Director. Any such non-natural person may exercise any of its powers and authorities as a Director through any duly authorised representative.

29.3	Appointment and removal of Directors

(a)	VE Shareholders shall, have the right to appoint up to five (5) Directors (collectively, the "VE Directors") and remove and/or replace any of the VE Directors, provided that:

(i)	the VE Founder Holdcos collectively shall have the right to appoint three (3) VE Directors ("VE Founder Directors") (as well to remove and/or replace such VE Founder Directors) collectively (by simple majority vote according to their pro-rata shareholding) and decide the composition of the VE Founder Directors;

(ii)	each of the two VE Financial Shareholders with largest shareholding of the Company among the VE Financial Shareholders (assuming the full exercise of the Warrants and calculated on a fully diluted and as-converted basis) shall have the right to appoint one (1) VE Director respectively ("VE Financial Directors") (as well to remove and/or replace such VE Financial Directors). The other VE Financial Shareholders shall not have the right to appoint, remove and/or replace any Director;

(iii)	in case of any vacancy of VE Financial Directors, the VE Founders may collectively appoint such number of VE Director(s) such that, subject to Article 23.3(c), the total number of VE Directors is maintained at five (5) at any given time; and

(iv)	the VE Shareholders shall effect the appointment or removal of any VE Directors by sending (i) a written notice to the Company at its registered office address, (ii) a copy of such notice to the other Members.

(b)	The NIP Shareholders shall, acting collectively, have the right to appoint up to four (4) Directors (collectively, the "NIP Directors") and remove and/or replace any of the NIP Directors, provided that:

(i)	the NIP Shareholders shall discuss and collectively decide (by simple majority vote according to their pro-rata shareholding) as to the composition of the NIP Directors; and

(ii)	the NIP Shareholders shall, acting collectively, effect the appointment or removal of any NIP Directors by sending (i) a written notice to the Company at the Company's registered office address and (ii) a copy of such notice to the other Members.

(c)	In the event that (i) the VE Shareholders collectively cease to hold more than forty-five percent (45%) of the total issued share capital of the Company, and/or (ii) the NIP Shareholders collectively cease to hold more than thirty percent (30%) of the total issued share capital of the Company, then such Members with an Equity Ratio of not less than three percent (3%) each shall discuss and collectively decide (by simple majority vote according to their pro-rata shareholding, assuming the full exercise of the Warrants and calculated on a fully diluted and as-converted basis) as to the composition of the Board, provided that: (a) the VE Shareholders (acting collectively) shall in any event have the right to appoint at least four (4) VE Directors; and (b) the NIP Shareholders (acting collectively) shall in any event have the right to appoint at least three (3) NIP Directors.

(d)	The appointment of any INED is subject to the approval of such (s) holding not less than two-thirds (2/3) of the total issued Shares in aggregate. Such VE Shareholders owning more than fifty percent (50)% of all VE Shares in aggregate shall be entitled to nominate one (1) candidate for appointment as INED, and such NIP Shareholders owning more than fifty percent (50%) of all NIP Shares in aggregate shall be entitled to nominate one (1) candidate for appointment as INED.

29.4	Other circumstances in which a Director ceases to hold office

A Director ceases to hold office as a Director if the Director:

(a)	is removed from office by the Member appointing him;

(b)	resigns as Director by giving notice in writing to the Company;

(c)	is not present personally or by proxy or represented by an alternate Director at three consecutive meetings of the Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office;

(d)	dies, becomes bankrupt, commences liquidation, dissolves or makes any arrangement or composition with his creditors generally; or

(e)	is found to be or becomes of unsound mind.

29.5	Director Ineligibility

Notwithstanding any other provision of these Articles, no person nominated for appointment as Director and no person acting as an alternate of any Director shall hold the position of, engage in or work for a Competitor (whether as a director, manager, key employee or other similar senior executive positions), unless:

(a)	prior written consent has been obtained from Wuhan Douyu with respect to any work or engagement with a Wuhan Douyu Competitor;

(b)	prior written consent has been obtained from the Founder Parties with respect to any work or engagement with a Company Competitor; and

(c)	prior written consent has been obtained from the NIP Founder Parties with respect to any work or engagement with a NIP Competitor.

30.	POWERS OF DIRECTORS

30.1	General powers to manage the Company’s business

(a)	Subject to the Shareholders Agreements, the provisions of the Companies Act, the Memorandum and these Articles and to any directions given by Special Resolution, business of the Company shall be managed by the Directors, who may exercise all the powers of the Company save in respect of (a) the Shareholders Ordinary Matters and Shareholders Reserved Matters; and (b) matters concerning the direction, management and day-to-day operation of the NIP Group Companies and the VE Group Companies which shall be managed in accordance with the Shareholders Agreement. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given.

(b)	The powers given by this Article shall not be limited by any special power given to the Directors by these Articles and a duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2	Borrowing powers of Directors

Subject to these Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of its undertaking and property and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

31.	PROCEEDINGS OF DIRECTORS

31.1	Special Voting Procedures of the Board

Each Director is entitled to one (1) vote on all matters to be voted upon by the Board. Subject at all times to the quorum requirements and Applicable Laws:

(a)	any Ordinary Board Matter shall be approved at a duly convened Board meeting upon affirmative votes from a simple majority of the Directors who are present and eligible to vote; and

(b)	any Reserved Board Matter shall be approved at a duly convened Board meeting upon affirmative votes from not less than two-thirds (2/3) of the Directors who are present and eligible to vote.

31.2	Convening a Directors’ meeting

Meetings of the Board shall be properly convened and held at such times as may be determined by the Board (but in any event shall at least be held once every six (6) months). No Board meeting shall be convened on less than five (5) Business Days' notice unless at least one (1) VE Director and one (1) NIP Director agree to waive such notice period requirement in writing. Any notice of a Board meeting shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by any relevant papers to be discussed at the meeting.

31.3	Quorum

The quorum for meetings of the Board shall consist of seven (7) Directors, of whom at least four (4) shall be VE Directors (whom shall include Mario Ho) and three (3) shall be NIP Directors (whom shall include Hicham Chahine). No meeting of the Board may proceed nor transact any business unless a quorum is present at the start of and throughout such meeting. A Director shall be regarded as present for the purposes of a quorum if represented by an alternate. If within thirty (30) minutes of the time appointed for a meeting a quorum is not present, the meeting shall stand adjourned until the same time and place on the same day in the next week and if at such adjourned meeting a quorum is not present within twenty (20) minutes from the time appointed for such adjourned meeting (or such longer interval as the Chairperson of the meeting may think fit to allow), the attendance by five (5) Directors present in person or by his alternate shall constitute a quorum, provided that of whom two (2) shall be VE Directors (whom shall include Mario Ho) and two (2) shall be NIP Directors (whom shall include Hicham Chahine).

31.4	Power to act notwithstanding vacancies

The continuing Directors or sole continuing Director may act notwithstanding any vacancies in their number, but if the number of Directors is less than the number fixed as the quorum, the continuing Directors or Director may act only for the purpose of filling vacancies in that number, or for calling a general meeting of the Company.

31.5	Chairperson

One of the Directors, as selected by no less than two-thirds (2/3) of the members of the Board, shall preside as the chairperson of meetings of the Board ("Chairperson") for a term of three (3) years and shall serve consecutive terms as the Chairperson unless he/she is replaced by two-thirds (2/3) of the members of the Board. If the Chairperson is not present at any meeting of the Board, the Directors present may appoint another Director to act as Chairperson the purposes of the meeting. In the case of an equality of votes at any meeting of the Board, the Chairperson shall not have a second or casting vote.

31.6	Validity of acts of Directors in spite of a formal defect

All acts done bona fide by a meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified from holding office (or had vacated office) or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be and had been entitled to vote.

31.7	Directors’ meetings by telephone or other communication device

Meetings of the Board may be held at two (2) or more places using any technology that enables the Directors who are not together at the same place to listen, speak and vote at the meeting, and any Director shall be deemed to be present at such meeting if such Director (or his alternate) participates by telephone or other electronic means and all Directors participating in the meeting are able to hear one another.

31.8	Written resolutions of Directors

Resolutions of the Board may be passed without a meeting by way of written resolutions, provided that, in respect of any written resolutions relating to:

(a)	an Ordinary Board Matter, such resolutions shall be approved and signed by a simple majority of all Directors or a simple majority of members of a committee of Directors (an alternate Director or a proxy being entitled to sign such a resolution on behalf of his appointor) eligible to vote on such matters;

(b)	a Reserved Board Matter, such resolutions shall be approved and signed by not less than two-thirds (2/3) of all Directors (an alternate Director or a proxy being entitled to sign such a resolution on behalf of his appointor) eligible to vote on such matters; and

(c)	all resolution in writing shall be sent to each Director and shall require a response within a period specified in the notice of such resolution, being not less than ten (10) Business Days after its date of dispatch or else it shall lapse, and no written resolutions (despite being duly signed by such number of persons as required under Articles 31.8(a) and/or 31.8(b) as applicable) shall take effect until the expiry of such period unless such notice period requirement has been waived by at least two (2) VE Directors (whom shall include Mario Ho), two (2) NIP Directors (whom shall include Hicham Chahine), and one (1) INED.

31.9	Appointment of a proxy

A Director but not an alternate Director may be represented at any meeting of the Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director. The authority of any such proxy shall be deemed unlimited unless expressly limited in the written instrument appointing him.

31.10	Directors’ interests

Subject to the provisions of the Companies Act and provided that he has declared to the Directors the nature and extent of any personal interest of his in a matter, transaction or arrangement, a Director or alternate Director notwithstanding his office may:

(a)	hold any office or place of profit in the Company, except that of Auditor;

(b)	hold any office or place of profit in any other company or entity promoted by the Company or in which it has an interest of any kind;

(c)	enter into any contract, transaction or arrangement with the Company or in which the Company is otherwise interested;

(d)	act in a professional capacity (or be a member of a firm which acts in a professional capacity) for the Company, except as Auditor;

(e)	sign or participate in the execution of any document in connection with matters related to that interest;

(f)	participate in, vote on and be counted in the quorum at any meeting of the Directors that considers matters relating to that interest; and

(g)	do any of the above despite the fiduciary relationship of the Director’s office:

(i)	without any liability to account to the Company for any direct or indirect benefit accruing to the Director; and

(ii)	without affecting the validity of any contract, transaction or arrangement.

For the purposes of this Article, a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any matter, transaction or arrangement for which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such matter, transaction or arrangement of the nature and extent so specified.

31.11	Minutes of meetings to be kept

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at general and class meetings of the Company and meetings of the Directors or committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

32.	DELEGATION OF DIRECTORS' POWERS

32.1	Power of Directors to delegate

The Directors may:

(a)	delegate any of their powers, authorities and discretions to any committee of the Directors consisting of one or more Directors and any other person the Directors think fit to any Director or to any other person in each case to such extent, by such means (including by power of attorney) and on such terms and conditions as the Directors think fit;

(b)	authorise any person to whom powers, authorities and discretions are delegated under this Article by the Directors to further delegate some or all of those powers, authorities and discretions;

(c)	delegate their powers, authorities and discretions under this Article either collaterally with or to the exclusion of their own powers, authorities and discretions; and

(d)	at any time revoke any delegation made under this Article by the Directors in whole or in part or vary its terms and conditions.

32.2	Committees

A committee to which any powers, authorities and discretions have been delegated under the preceding Article must exercise those powers, authorities and discretions in accordance with the terms of delegation and any other regulations that may be imposed by the Directors on that committee. The proceedings of a committee of the Directors must be conducted in accordance with any regulations imposed by the Directors, and, subject to any such regulations, to the provisions of these Articles dealing with proceedings of Directors insofar as they are capable of applying.

32.3	Appointing an attorney, agent or authorised signatory of the Company

(a)	The Directors may, by power of attorney or otherwise, appoint any person, to be the attorney, agent or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they think fit.

(b)	Any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney, agent or authorised signatory as the Directors think fit and may also authorise any such attorney, agent or authorised signatory to delegate all or any of the powers, authorities and discretions vested in such person.

32.4	Officers

(a)	Subject to Articles 32.4(b) and 32.4(c), the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors think fit. Unless otherwise specified in the terms of his appointment, an officer may be removed from that office by resolution of the Directors.

(b)	An individual nominated by the NIP Directors and an individual nominated by the VE Founders shall each be appointed as co-chief executive officer of the Company.

(c)	An officer ceases to hold office if such officer:

(i)	is removed from office in accordance with paragraph (a) above;

(ii)	resigns its office by giving notice in writing to the Company;

(iii)	dies, becomes bankrupt, commences liquidation, dissolves or makes any arrangement or composition with his creditors generally; or

(iv)	is found to be or becomes of unsound mind.

32.5	Alternate Directors

(a)	Subject to Article 29.5, any Director may nominate any person to act as alternate Director in his place by way of written notice to the Company, and may remove such alternate Director at any time in the same manner. Such alternate Director shall be permitted to attend all Board meetings and to vote on behalf of such Director for whom he is serving as an alternate. The alternate Director shall (except as regards the power to appoint an alternate Director pursuant to this Article 32.5) exercise and discharge all the functions, powers and duties of the Director he represents, and shall look solely to the Director he represents for remuneration (if any) for his services as an alternate Director. Every person acting as alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director).

(b)	An alternate Director ceases to hold office as an alternate Director at the time specified in his appointment (if applicable) or if the alternate Director:

(i)	is removed from office by his appointor;

(ii)	resigns as alternate Director by giving notice in writing to the Company;

(iii)	dies, becomes bankrupt, commences liquidation, dissolves or makes any arrangement or composition with his creditors generally; or

(iv)	is found to be or becomes of unsound mind.

33.	REMUNERATION OF DIRECTORS

33.1	Directors’ Remuneration

The Company may pay to each Director for his services as a Director such remuneration (if any) as the Directors shall determine.

33.2	Expenses

A Director is entitled to be reimbursed out of the funds of the Company for such reasonable travelling, accommodation and other expenses as the Director may properly incur in travelling to, attending and returning from meetings of Directors or committees of Directors and general meetings of the Company or otherwise in attending to the business of the Company.

33.3	Additional or special duties

If a Director at the request of the Directors performs additional or special duties for the Company, the Company may pay or provide to that Director such remuneration or other benefits as the Directors may determine.

34.	SEAL

34.1	Directors to determine use of Seal

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used with the authority of the Directors or a committee of the Directors established for such purpose. Every document to which the Seal is affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for that purpose.

34.2	Duplicate Seal

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

35.	DIVIDENDS, DISTRIBUTIONS AND RESERVES

35.1	Payment of Dividends

Subject to the Companies Act, these Articles, the Directors may declare and/or pay Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor provided that, for so long as the Shareholders Agreement is in force, the Directors may only do any of the foregoing in accordance with any relevant provisions of the Shareholders Agreement (if any), and may not do any of the foregoing if to do so would be in contravention of, or be inconsistent with, the Shareholders Agreement. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account, or as otherwise permitted by the Companies Act. Unless the Directors resolve that a Dividend shall be a final dividend, any Dividend shall be deemed an interim Dividend and consequently may be cancelled by the Directors at any time before the date of payment of such Dividend.

35.2	Calculation of Dividends

Except in relation to the NIP Share Distribution or the NIP Dividend Distribution, distributions to be made to the Members shall be pro-rated based on their respective Equity Ratio, subject to any Applicable Laws, the Requisite Approvals, and any agreement or restriction binding on the Company.

35.3	Dividend satisfied by distribution of specific assets

Subject to the Requisite Approvals, the Directors may resolve or declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

36.	CAPITALISATION OF RESERVES AND PROFITS

36.1	Subject to the Companies Act, these Articles and to any rights and restrictions for the time being attached to any class of Shares, the Directors may resolve to capitalise all or any part of any amount standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or the profit and loss account or otherwise available for distribution to Members and:

(a)	apply all or part of any amount so capitalised for the benefit of Members in the proportions to which those Members would have been entitled in a distribution of that sum by way of Dividend in paying up any amounts unpaid on Shares held by Members or in paying up in full unissued Shares to be issued to Members as fully paid; or

(b)	apply all or part of any amount so capitalised in paying up Shares for the benefit of any person in satisfaction of any obligation of the Company to issue paid up Shares to such person.

In such event the Directors shall take any action required to give effect to such capitalisation, and may make such provisions as they think fit in the event that Shares become distributable in fractions (including providing for fractional entitlements to accrue to the Company rather than to the Members concerned).

36.2	The Directors may authorise any person to enter into an agreement with the Company on behalf of all of the Members interested providing for such capitalisation and matters incidental to the capitalisation and any such agreement shall be effective and binding on all the Members concerned.

37.	BOOKS OF ACCOUNT

37.1	Books of account to be kept

The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the affairs of the Company and to explain its transactions.

37.2	Inspection by Members

Subject to these Articles, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them will be open to the inspection of Members (not being Directors). No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Companies Act, the Shareholders Agreement or authorised by the Directors.

37.3	Accounts required by law

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

37.4	Retention of records

All books of account maintained by the Company shall be retained for a period of at least five years, or such longer period required by any applicable law or regulation from time to time.

38.	INFORMATION RIGHTS

38.1	The Company covenants and agrees, and each Preferred Shareholder (an "Information Rights Holder") agrees with the Company, that, unless otherwise agreed between such Information Rights Holder and the Company, commencing on the date hereof, the Company will deliver to each Information Rights Holder:

(a)	unaudited consolidated monthly financial statements in accordance with the PRC GAAP, US GAAP or IFRS (as applicable) and the key operating data of the Group Companies within fifteen (15) days after the end of each fiscal month;

(b)	unaudited consolidated quarterly financial statements of the Group Companies within fifteen (15) days after the end of each fiscal quarter in accordance with the PRC GAAP, US GAAP or IFRS (as applicable);

(c)	the annual consolidated financial statements of the Group Companies audited and certified by an independent certified public accounting firm of internationally recognized standing, including the balance sheet as of the end of such fiscal year and statements of income, shareholders' equity, and cash-flow for such fiscal year, within forty-five (45) days after the end of each fiscal year, all prepared in accordance with the US GAAP or IFRS;

(d)	a copy of the Group Companies' Business Plan for the following fiscal year duly approved by the Board, setting forth (1) the projected balance sheets, income statements and statements of cash flows for such fiscal year of the Company on a quarterly basis; (2) the projected budgets; and (3) all other material matters relating to the operation, development and business of the Group Companies, at least thirty (30) days prior to the beginning of each fiscal year;

(e)	the capitalization table of the Company, within ten (10) days after the end of each calendar quarter, and the latest updated capitalization table within five (5) Business Days after any change to the capital structure of the Company;

(f)	the key operating data of the Group Companies within twenty (20) days after the end of each fiscal month; and

(g)	promptly upon the written request by an Information Rights Holder but in any event within ten (10) days after the date of such written request, such other information relating to the financial condition and the Business of the Group Companies as such holder shall reasonably request;

provided, however, that the Company shall not be obligated under this Article  38.1 to provide information (i) that the Board has reasonably determined in good faith is a trade secret or (ii) the disclosure of which would prejudice the attorney-client privilege between any of the Group Companies and their counsel.

38.2	The Company further covenants and agrees that, each Information Rights Holder shall have (i) the right to inspect properties and facilities and inspect and audit records and books, compliance policies and procedures and related documents and correspondences in the possession of the Company, and to make copies or extracts therefrom, at any time during regular working hours on reasonable prior notice to the Company, and (ii) the right to discuss the business, operations and conditions of the Company with its directors, officers, accountants, legal counsel and investment bankers.

39.	AUDITOR

39.1	Appointment of Auditor

The Directors may appoint an Auditor who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

39.2	Rights of Auditor

The Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

39.3	Reporting requirements of Auditor

The Auditor shall, if so required by the Directors, make a report on the accounts of the Company during the Auditor's tenure of office at the next general meeting following their appointment, and at any other time during the Auditor's term of office, upon request of the Directors or any general meeting of the Company.

40.	NOTICES

40.1	Form and method of giving notices

(a)	Notices shall be in writing and may be given by:

(i)	any Member to the Company by delivering such notice at the Registered Office. Notices may be delivered in person, by post, email or facsimile but shall only be validly served on the Company if such notice is actually received by the Registered Office on behalf of the Company; and

(ii)	the Company to any Member either personally or by sending it by post, email or facsimile to his address as shown in the Register of Members, and where such a notice is:

(A)	sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted;

(B)	sent by facsimile, service of the notice shall be deemed to be effected by transmitting the facsimile to the number provided by the intended recipient and shall be deemed to have been received on the same day that it was sent; and

(C)	given by email, service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

(b)	Any notice, if posted from one country to another, is to be sent by airmail.

40.2	Persons entitled to Shares by transmission

A notice may be given by the Company to any person the Company has been advised is entitled to any Share in consequence of the death, bankruptcy, liquidation or dissolution of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death, bankruptcy, liquidation or dissolution had not occurred.

41.	WINDING UP

41.1	Distribution of assets in a winding up

Subject to these Articles and any rights or restrictions for the time being attached to any class of Shares, on a winding up of the Company the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, distribute among the Members the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose:

(a)	decide how the assets are to be distributed as between the Members or different classes of Members;

(b)	value the assets to be distributed in such manner as the liquidator thinks fit; and

(c)	vest the whole or any part of any assets in such trustees and on such trusts for the benefit of the Members entitled to the distribution of those assets as the liquidator sees fit, but so that no Member shall be obliged to accept any assets in respect of which there is any liability.

42.	INDEMNITY AND INSURANCE

42.1	Indemnity and limitation of liability of Directors and officers

(a)	To the maximum extent permitted by law, every current and former Director and officer of the Company (excluding an Auditor but including an alternate Director and the proxy of a Director) (each an "Indemnified Person"), shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses (each a "Liability"), which such Indemnified Person may incur in that capacity unless such Liability arose as a result of the actual fraud or wilful default of such person.

(b)	No Indemnified Person shall be liable to the Company for any loss or damage resulting (directly or indirectly) from such Indemnified Person carrying out his or her duties unless that liability arises through the actual fraud or wilful default of such Indemnified Person.

(c)	For the purpose of these Articles, no Indemnified Person shall be deemed to have committed "actual fraud" or "wilful default" until a court of competent jurisdiction has made a final, non-appealable finding to that effect.

42.2	Advance of legal fees

The Company shall advance to each Indemnified Person reasonable legal fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any such advance of expenses, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it is determined that the Indemnified Person was not entitled to indemnification under these Articles.

42.3	Indemnification to form part of contract

The indemnification and exculpation provisions of these Articles are deemed to form part of the employment contract or terms of appointment entered into by each Indemnified Person with the Company and accordingly are enforceable by such persons against the Company.

42.4	Insurance

The Directors may purchase and maintain insurance for or for the benefit of any Indemnified Person including (without prejudice to the generality of the foregoing) insurance against any Liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or the exercise or purported exercise of their powers or otherwise in relation to or in connection with their duties, powers or offices in relation to the Company.

43.	REQUIRED DISCLOSURE

If required to do so under the laws of any jurisdiction to which the Company (or any of its service providers) is subject, or in compliance with the rules of any stock exchange upon which any Shares are listed, or to ensure the compliance by any person with any anti-money laundering legislation in any relevant jurisdiction, any Director, officer or service provider (acting on behalf of the Company) shall be entitled to release or disclose any information in its possession regarding the affairs of the Company or a Member, including, without limitation, any information contained in the Register of Members or subscription documentation of the Company relating to any Member.

44.	FINANCIAL YEAR

Unless the Directors resolve otherwise, the financial year of the Company shall end on 31 December in each year and, following the year of incorporation, shall begin on 1 January in each year.

45.	TRANSFER BY WAY OF CONTINUATION

The Company shall, with the approval of a Special Resolution, have the power to register by way of continuation to a jurisdiction outside of the Cayman Islands in accordance with the Companies Act.

46.	TAX TRANSPARENCY REPORTING

46.1	Each Member shall provide the Company on a timely basis with any documents, tax certifications, financial and other information (collectively "Tax Reporting Information") as the Company may request in connection with the Company's compliance with any legal and tax information reporting and exchange obligations applicable to it under the laws of the Cayman Islands or any other applicable jurisdiction (collectively, "Tax Reporting Obligations"), including, without limitation, any Tax Reporting Obligations under any Cayman Islands laws, regulations or guidance notes that give effect to: (i) the United States' Foreign Account Tax Compliance Act; (ii) the Organisation for Economic Co-operation and Development's Common Reporting Standard; and (iii) any additional inter-governmental agreement or treaty entered into by, or otherwise binding upon the Cayman Islands that provides for the exchange of tax information with another jurisdiction.

46.2	The Company shall have the power to release, report or otherwise disclose to the Department for International Tax Cooperation in the Cayman Islands (or any other authority as may be required under the Tax Reporting Obligations) any Tax Reporting Information provided by a Member to the Company and any other information held by the Company in respect of the Member's investment in the Company, in connection with the Tax Reporting Obligations, including, without limitation, in relation to the identity, address, tax identification number, tax status and interest in the Company of the Member (and any of its direct or indirect owners or affiliates).

47.	WARRANTS

Subject to these Articles and notwithstanding anything herein to the contrary, for the avoidance of doubt, each Warrant Holder (as defined in the Shareholders Agreement) shall be entitled to all the rights, preferences and privileges as set forth herein as the Class B Preferred Shareholder, as if it has fully exercised its Warrant and purchased the corresponding number of Class B Preferred Shares pursuant to the Warrant. Each Warrant Holder agrees to be bound by these Articles and shall comply with all the obligations and restrictions applicable to the Class B Preferred Shareholders.

Schedule 1

Reserved Matters

PART A-1 – RESERVED BOARD MATTERS

(1)	Subject to any anti-dilution adjustments under these Articles and the applicable Requisite Approvals by the Members, formulate any proposals to allot, or make any change to the authorised or issued share or loan capital of the Company from time to time, or issue or agree to issue or grant any Securities, or consolidate, subdivide or convert any of its Securities (including, for the avoidance of doubt, any such actions that may result in dilution to a Member's shareholding in the Company), save where it is pursuant to the ESOP or otherwise to comply with the provisions of the Shareholders Agreement.

(2)	Formulate plans for the merger, demerger or dissolution of the Company or any alteration of the form of the Company's organization, subject to the applicable Requisite Approvals by the Members.

(3)	Create, or cause or permit to be created, any Encumbrance whatsoever over the whole or any part of the undertaking, property or assets of the Group in favour of an entity other than a Group Company (subject to the applicable Requisite Approvals by the Members if the creation of such Encumbrance is not within the ordinary course of business of the Group).

(4)	Provide any loan(s) or other form of financial assistance to an entity other than a Group Company amounting, on its own or in the aggregate, to more than USD 300,000.

(5)	Approve any equity investments by the Company, such as the investments in any joint venture with third parties.

(6)	Approve any borrowing or otherwise incurring any indebtedness (save as otherwise approved in the annual budget of the Company) which amounts to (whether as a single transaction or a series of transactions) to more than USD 4,500,000 in aggregate within a quarter of a Financial Year.

(7)	Approve any transactions involving the Company taking out one or more loan(s) or otherwise incur such amount of indebtedness which in aggregate exceeds USD 4,500,000 within a quarter of a Financial Year.

(8)	Provide any loan, guarantees or financing arrangements to any director, member of the senior management personnel or employee of any Group Company.

(9)	Approve any transaction(s) between any Group Company (on one hand) and any directors, members of the senior management personnel or employees (or their respective Affiliates) of any Group Companies (on the other hand) which exceed USD 75,000 (whether as a single transaction or a series of transactions).

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(10)	Formulate terms and particulars of the ESOP, subject to approval by the Members and any additional approval requirement set out in the Shareholders Agreement.

(11)	Approve major investment and financing plans of the Company (including but not limited to IPO proposals).

(12)	Approve appointment or replacement of the Company's auditors or auditing firm, and material changes to the accounting policies and auditing procedures.

(13)	Approve appointment or engagement of employees or members of senior management of the Company whose monthly salary exceeds USD 15,000, but excluding esports players.

(14)	Approve investment in, or financial assistance to, third parties outside of the ordinary course of business of the Company.

PART A-2 – ORDINARY BOARD MATTERS

(1)	Convene a meeting of Members and any reporting to be made at such meeting.

(2)	Implement any resolutions passed by the Members.

(3)	Formulate and implement day-to-day business decisions for the Company.

(4)	Formulate the Company's proposed annual budget and final accounts for approval by the Members.

(5)	Formulate the Company's plans for dividend distribution and deficit management for approval by the Members.

(6)	Establish of internal management committees of the Company.

(7)	Adopt rules of procedures, protocols and other management regulations of the Company.

(8)	Any other matters eligible for determination by the Board in accordance with Applicable Laws (but excluding any Reserved Board Matter).

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PART B-1 - SHAREHOLDERS RESERVED MATTERS

(1)	Allot, any change to the authorised or issued share or loan capital of the Company from time to time, or issue or agree to issue or grant any Securities, or consolidate, subdivide or convert any of its Securities (including, for the avoidance of doubt, (i) any such actions that may result in dilution to a Member's shareholding in the Company, ; and (ii) any such actions relating to the implementation of the Restructuring Plan and/or the Series B Financing, in which case the approval from the relevant Shareholders shall not be unreasonably withheld or delayed) save where it is pursuant to the ESOP, or otherwise to comply with the provisions of 15 (Performance Ratchet), 16 (Redemption right by Preferred Shareholders) and 16 (Liquidation Preference) of the Shareholders Agreement.

(2)	Alter the Articles of the Company.

(3)	Alter or vary any rights attaching to the issued or unissued Securities, save where it is pursuant to the ESOP.

(4)	Cease to carry on, or materially alter the nature or scope of, the Business or commence any business or operational activities other than the Business.

(5)	Create, or cause or permit to be created, any Encumbrance whatsoever over the whole or any part of the undertaking, property or assets of the Group in favour of an entity other than a Group Company which is not within the ordinary course of business of the Group.

(6)	Dispose of the whole or a substantial part of the business, undertaking, property or assets of the Group, including but not limited to a Drag-Along Sale or any disposal of the right of participation in esports tournaments and league spots.

(7)	Acquire any other assets or business by the Group which involve an issuance of New Securities by the Company as consideration (partial or otherwise).

(8)	Appoint a receiver, administrator or other form of external manager for the liquidation or dissolution or winding up of the Company or any Group Company, or the passing of any resolution of the Directors or the Members in respect thereof.

(9)	Approve or permit an increase in the maximum number of the Directors as set out in the Articles (subject to any additional approval requirements as required under the Shareholders Agreement).

(10)	Approve decisions on the Company's Business Plan.

(11)	Approve and adopt the Company's annual budget and final accounts.

(12)	Approve the Company's plan for profit distribution and deficit management.

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(13)	Approve the formulation or amendment of the ESOP as proposed by the Board (subject to any additional approval requirement set out in the Shareholders Agreement).

(14)	Approve the provision of any guarantees by the Company to any of its Affiliates.

PART B-2 – SHAREHOLDERS ORDINARY MATTERS

(1)	Approve the election and replacement of Directors, and as well as decisions relating to the remuneration of Directors (subject to any additional approval requirement set out in the Shareholders Agreement).

(2)	Approve the Directors' report.

(3)	Any other matters which are required to be approved by the Members in accordance with Applicable Laws (but excluding any Shareholders Reserved Matters).

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Schedule 2

Redemption Trigger Events

Part A – VE Redemption Trigger Event

The occurrence of any of the following shall constitute a VE Redemption Trigger Event:

(1)	(i) The Company fails to obtain a receipt from the China Securities Regulatory Commission, the Hong Kong Securities Regulatory Commission, the SEC or Qualified Exchange accepting the Company's application for IPO by 31 January 2024; or (ii) the Company fails to achieve the Qualified IPO on or before 31 January 2025.

(2)	Any Material Breach by any of the VE Founder Parties of its obligations hereunder.

(3)	Any VE Group Company conducting any off-account sales and causing material impacts on the financial performance of the Group and damage to the interests of the Group or any Preferred Shareholders accordingly.

(4)	Material violation of any Applicable Laws by the operation of any VE Group Companies which in turn materially impacts the financial performance of the Group.

(5)	Any breach by a VE Founder of his non-compete obligations hereunder, resulting in material Losses by the Group and/or any of the VE Financial Shareholders.

(6)	Sale of the whole or a substantial part of the business, undertaking, property or assets of the VE Group Companies (including but not limited to the right of participation in esports tournaments and league spots) without the Requisite Approvals.

(7)	Any act of dishonesty, fraud, wilful default, or gross negligence committed by any of the VE Founder Parties which in turn materially impacts the financial performance of the Group.

(8)	Any request by any VE Financial Shareholder for redemption of any Class A or Class B Preferred Shares upon occurrence of any events listed in items (1) to (7) above.

Part B – NIP Redemption Trigger Event

The occurrence of any of the following shall constitute a NIP Redemption Trigger Event:

(1)	(i) The Company fails to obtain a receipt from the China Securities Regulatory Commission, the Hong Kong Securities Regulatory Commission, the SEC or a Qualified Exchange accepting the Company's application for IPO by 31 January 2024; or (ii) the Company fails to achieve the Qualified IPO on or before 31 January 2025.

(2)	The valuation of the Company, as determined by an Independent Valuer, does not exceed USD 250 million by 31 December 2023.

(3)	Any Material Breach by any of the VE Founder Parties of its obligations hereunder.

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(4)	Any VE Group Company conducting any off-account sales and causing material impacts on the financial performance of the Group and damage to the interests of the Group or any Preferred Shareholders accordingly.

(5)	Material violation of any Applicable Laws by the operation of any VE Group Companies which in turn materially impacts the financial performance of the Group.

(6)	Any breach by a VE Founder of his non-compete obligations hereunder, resulting in material Losses by the Group and/or any of the Preferred Shareholders (including, for the avoidance of doubt, the VE Financial Shareholders).

(7)	Sale of the whole or a substantial part of the business, undertaking, property or assets of the VE Group Companies (including but not limited to the right of participation in esports tournaments and league spots) without the Requisite Approvals.

(8)	Any act of dishonesty, fraud, wilful default, or gross negligence committed by any of the VE Founder Parties which in turn materially impacts the financial performance of the Group.

(9)	The relevant VE Group Companies fail to obtain the formal league approvals for the change of ownership in respect of the league slots related to League of Legends LOL, Honor of Kings and/or CrossFire Pro League, which results in the loss or suspension of any of such league slots or otherwise materially impacts the financial performance of the Group.

(10)	The implementation of the Restructuring Plan (including any material breach of the Applicable Laws in connection with the implementation of the Restructuring Plan) or the failure of the Company to implement the dismantling of its VIE structure in accordance with the Restructuring Plan has resulted in or might reasonably be expected to material impact on the financial performance of the Group.

(11)	The amount of the VE Revenue based on the audit by an independent certified public accounting firm of internationally recognized standing according to the US GAAP for the purpose of the application for IPO is lower than USD 41,400,000.

Part C – NIP Special Redemption Trigger Event

The occurrence of any of the following shall constitute a NIP Special Redemption Trigger Event:

(1)	Any Material Breach by any of the NIP Founder Parties of its obligations under the Shareholders Agreement.

(2)	Any NIP Group Company conducting any off-account sales and causing material impacts on the financial performance of the Group and damage to the interests of the Group or any Preferred Shareholders accordingly.

(3)	Material violation of any Applicable Laws by the operation of any NIP Group Companies which in turn materially impacts the financial performance of the Group.

(4)	Sale of the whole or a substantial part of the business, undertaking, property or assets of the NIP Group Companies without the Requisite Approvals.

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(5)	Any act of dishonesty, fraud, wilful default, or gross negligence committed by any NIP Shareholder which in turn materially impacts the financial performance of the Group.

(6)	(A) Ninjas in Pyjamas Gaming AB or any of its Affiliates failing to acquire 51% or more of the total issued shares of (i) Blonde INC AB (or any of its Affiliates), or (ii) Nmbrs Production AB (or any of its Affiliates), or (ii) any other target company engaging in similar type of business, having a projected annual revenue of not less than 42,000,000 Danish Krone in the financial year of 2023 (i.e., the period from 1 January 2023 to 31 December 2023), by no later than 31 December 2023, provided, however, that such failure shall not constitute a NIP Special Redemption Trigger Event if the VE Directors and/or the VE Shareholders have unreasonably withheld or delayed in providing the Requisite Approvals for the aforesaid acquisition; or (B) the Equity Ratio of the VE Shareholders have been diluted due to the implementation of the aforesaid acquisition (unless such dilution has been agreed by the VE Shareholders).

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